Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

MOUNT OLYMPUS HOLDINGS, INC.,

OLYMPUS MERGER SUB, INC.

and

WEST CORPORATION

Dated as of May 9, 2017

i

ii

Annex I	Defined Terms
Exhibit A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER, dated as of May 9, 2017 (this “Agreement”), by and among Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), Olympus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), and West Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I, and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.

RECITALS

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the “Merger” and, together with the other transactions contemplated by this Agreement, the “Transactions”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding share of Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than Excluded Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of Parent has determined that this Agreement and the Transactions are advisable and in the best interests of Parent and has approved this Agreement and the Transactions;

WHEREAS, the board of directors of each of the Company (the “Company Board”) and Sub has (a) determined that this Agreement and the Merger are in the best interests of such corporation and its stockholders, (b) approved this Agreement and the Transactions and declared advisable this Agreement and the consummation by such corporation of the Merger and the other Transactions and (c) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that its stockholders adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, (a) Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and AOP VIII (AIV), L.P. (collectively, the “Guarantors”) are entering into a guarantee pursuant to which the Guarantors are guaranteeing the performance and payment of certain of Parent’s and Sub’s obligations under this Agreement, subject to the terms and conditions set forth therein (the “Guarantee”) and (b) Parent has delivered the Financing Commitments to the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Sub to enter into this Agreement, certain stockholders of the Company are entering into voting and support agreements (the “Voting Agreements”) with Parent to, among other things, provide for the voting of Shares in favor of the Transactions, on the terms and subject to the conditions set forth in the applicable Voting Agreements; and

WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Sub shall be merged with and into the Company, whereupon the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation by virtue of the Merger and without further act or deed by the parties.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or at another place agreed to in writing by the parties, at 9:00 a.m. New York time on the second (2nd) Business Day following the date on which each of the conditions set forth in Article VI is satisfied, or to the extent permitted by applicable Law, waived by the party entitled to waive such condition (except in any such case for any such conditions that by their nature can be satisfied only on the Closing Date, but subject to the satisfaction of such conditions or, to the extent permitted by applicable Law, waiver by the party entitled to waive such conditions). Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver (to the extent permitted by applicable Law) of the last to be satisfied or waived of the conditions set forth in Article VI, then the Closing will occur on the earlier of (i) any Business Day during the Marketing Period specified by Parent to the Company on no less than two (2) Business Days’ prior written notice to the Company and (ii) the third (3rd) Business Day following the final day of the Marketing Period (subject, in the case of each of (i) and (ii), to the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article VI at such time (except in any such case for any such conditions that by their nature can be satisfied only on the Closing Date, but subject to the satisfaction of such conditions or, or to the extent permitted by applicable Law, waiver by the party entitled to waive such conditions). The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.03 Effective Time. Concurrently with the Closing, Parent and the Company shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.04 Organizational Documents, Directors and Officers of the Surviving Corporation.

(a) Organizational Documents. At the Effective Time (i) the Company Charter, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, and (ii) the Company By-laws shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the by-laws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation.

(b) Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(c) Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i) Conversion of Company Common Stock. Each share (each, a “Share” and collectively, the “Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall automatically be converted into the right to receive $23.50 in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest thereon, subject to Section 2.05.

(ii) Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by any wholly-owned Company Subsidiary and all Shares owned of record by Parent or any of its wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Merger Consideration Adjustment. If, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be appropriately adjusted to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.01(b) shall be construed to permit the Company or the Company Subsidiaries to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.02 Exchange of Certificates; Payment for Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate Wells Fargo Bank, N.A., or another U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which such holders shall become entitled pursuant to this Agreement. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, by wire transfer of immediately available funds, an amount in cash equal to the Aggregate Common Stock Consideration (the “Exchange Fund”). The Exchange Fund shall be for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. In the event the Exchange Fund shall be insufficient to make the payments contemplated by this Section 2.02, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent by wire transfer of immediately available funds, an amount in cash sufficient to make such payments. Funds made available to the Paying Agent shall be invested by the Paying Agent, if and as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Section 2.02; provided, that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Section 2.02, and following any losses from any such investment, Parent shall promptly deposit with the Paying Agent by wire transfer of immediately available funds, for the benefit of the holders of Shares, an amount in cash equal to the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this Section 2.02. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Shares and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02, except as expressly provided for in this Agreement.

(b) Procedures for Surrender.

(i) Certificated Shares. As promptly as practicable after the Effective Time (but in no event later than the third (3rd) Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement: (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e) to the Paying Agent) and shall otherwise be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that was not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered, provided that it shall be a condition precedent of payment that (x) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the person requesting such payment shall have paid any and all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall have established to the reasonable satisfaction of Parent that such Taxes either have been paid or are not required to be paid.

(ii) Book-Entry Shares. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Merger Consideration for each Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to or claimed by holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.02(b), without interest. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration properly delivered to a public official in compliance with any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

Section 2.03 Treatment of Company Options, Stock Units, Restricted Stock and Equity Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding option to purchase Shares granted under a Company Stock Plan (the “Company Options”) shall be fully vested and cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (x) any such

Company Option with respect to which the exercise price per Share subject thereto is equal to or greater than the Merger Consideration shall be cancelled in exchange for no consideration and (y) such Option Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.05. From and after the Effective Time, no Company Option shall be exercisable, and each Company Option shall only entitle the holder thereof to the payment provided for in this Section 2.03(a).

(b) Treatment of Stock Units. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding award of restricted stock units or deferred stock units (other than notional Shares credited under the Deferred Compensation Plan) (“Stock Units”) with respect to Shares (each, a “Stock Unit Award”) granted pursuant to a Company Stock Plan shall be converted into a right to receive a payment in cash of an amount equal to the sum of (i) the product of (A) the Merger Consideration multiplied by (B) the number of Stock Units subject to such Stock Unit Award, without interest (such amounts payable hereunder, the “Stock Unit Payments”) and (ii) the dividend equivalents accrued on such Stock Unit Award prior to the Closing Date, which shall be funded, and become vested and payable, in accordance with the terms and conditions of the applicable award agreement relating to such Stock Unit Award. In the case of a Stock Unit Award that is subject to performance-based vesting conditions, the number of Shares subject to such Stock Unit Award that are earned based on performance shall be determined as of the Closing Date in accordance with the terms of the applicable award agreement, as such agreement may be amended as permitted under Section 5.01.

(c) Treatment of Restricted Stock. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Sub, the Company or any holder of an outstanding award of restricted stock (“Restricted Stock”) granted pursuant to a Company Stock Plan (a “Restricted Stock Award”), as of the Effective Time each holder of Restricted Stock shall be entitled to receive an amount equal to the sum of (i) the Merger Consideration in accordance with Sections 2.01 and 2.02 multiplied by the number of Shares subject to such Restricted Stock Award (less any required Tax withholdings as provided in Section 2.05) and (ii) the dividend equivalents accrued on such Restricted Stock Award prior to the Closing Date, which Merger Consideration shall be funded, and become vested and payable, in accordance with the terms and conditions of the applicable award agreement relating to such Restricted Stock Award. In the case of a Restricted Stock Award that is subject to performance-based vesting conditions, the number of Shares subject to such Restricted Stock Award that are deemed to have been earned shall be equal to the maximum number of shares subject to such award, in accordance with the terms of the applicable award agreement.

(d) Treatment of Stock Purchase Plan. The Company shall, prior to the Closing Date, take all actions necessary to terminate the Company Stock Purchase Plan and all outstanding rights thereunder as of immediately prior to the Effective Time; provided that from and after the date hereof, the Company shall take all actions necessary to (i) ensure that the current offering period shall end on June 30, 2017 and the Company Stock Purchase Plan shall thereafter be suspended, such that no new offering period shall commence after the date hereof, (ii) ensure that no new participants be permitted to participate in the Company Stock Purchase Plan and that the existing participants thereunder may not increase their elections with respect to the offering period in effect on the date hereof (the “Final Payment Period”) and (iii) provide notice to participants describing the treatment of the Company Stock Purchase Plan pursuant to this Section 2.03(d).

(e) Deferred Compensation Plan. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Sub, the Company or any participant in the Company’s Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), any participant accounts (or portions thereof) which are notionally invested in Shares immediately prior to the Effective Time (“Notional Shares”) shall be notionally reinvested in one or more other “Measurement Funds” (as defined in Deferred Compensation Plan) as determined by the Company prior to the Effective Time until such accounts are distributed to the participants in the Deferred Compensation Plan.

(f) Termination of Share Rights under Company Stock Plans. As of the Effective Time, no further Company Options, Stock Units, Restricted Stock, Notional Shares or other rights with respect to Shares shall be granted thereunder.

(g) Parent Funding. At the Effective Time, Parent shall deposit with the Surviving Corporation cash in the amount necessary to make the payments required under this Section 2.03(a), (b) and (c), as applicable, and Parent shall cause the Surviving Corporation to make the payments required under this Section 2.03 through the Company’s payroll agent as promptly as practicable after the Effective Time (but in no event later than three (3) Business Days after the Effective Time), or at such later time as provided under the terms of the Stock Unit Awards referenced in Section 2.03(b) or the terms of the Restricted Stock Awards referenced in Section 2.03(c), as applicable, subject in all cases to Section 2.05 and the applicable terms of the Company Stock Plans.

Section 2.04 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a “Dissenting Stockholder”) who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares (“Dissenting Shares”) shall, at the Effective Time, not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(i), but shall rather become cancelled and cease to have any rights with respect thereto, other than the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws such Dissenting Stockholder’s demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder’s right of appraisal with respect to such Shares, in any case pursuant to the DGCL, such Shares shall be deemed not to be Dissenting Shares and shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest and subject to Section 2.05. The Company shall give Parent prompt notice of any written demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL and the opportunity to participate in negotiations and proceedings with respect to demands for appraisal in respect of Dissenting Shares. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.05 Withholding Rights. Notwithstanding anything to the contrary contained herein, each of Parent, Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are deducted and withheld in accordance with this Section 2.05 by or on behalf of Parent, Sub, the Surviving Corporation or the Paying Agent, as applicable, such deducted and withheld amounts (a) shall be remitted by Parent, Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 2.06 Further Actions. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Sub, the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed or furnished prior to the date of this Agreement, other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings, or (b) as disclosed in the corresponding section of the separate disclosure letter that has been delivered by the Company to Parent prior to the execution of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Sub as follows:

Section 3.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (in the case of good standing, to the extent such jurisdiction recognizes such concept) except, with respect to the Company Subsidiaries, where such failure, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Charter”), and (ii) the Third Amended and Restated Bylaws of the Company (the “Company By-laws ”), in each case as amended through the date hereof. Each of the Company Charter and the Company By-laws is in full force and effect, and the Company is in material compliance with the provisions thereof.

(c) Section 3.01(c) of the Company Disclosure Letter sets forth for each Company Subsidiary (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the holders of its equity ownership interests. Neither the Company nor any Company Subsidiary, directly or indirectly, owns any equity interest in any person other than the Company Subsidiaries. The Company has delivered or made available to Parent accurate and complete in all material respects copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Company Subsidiaries, including all amendments thereto, as in effect on the date hereof.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 475,000,000 Shares and 25,000,000 shares of the Company’s preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on May 4, 2017 (the “Specified Date”), (i) 85,154,906 Shares were issued and outstanding (of which 1,590,627 Shares constitute Restricted Stock), all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) 3,091,811 Shares were held in treasury. No Company Subsidiary owns any Shares or has any options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company to issue any Shares or other equity interest (or to pay any amount based on the value of Shares or such other equity interest) in the Company to such Company Subsidiary.

(b) As of the close of business on the Specified Date, the Company had no Shares or Company Preferred Stock reserved for issuance, except for 11,327,947 Shares reserved for issuance pursuant to the Company Stock Plans (including 2,093,532 Shares for outstanding Company Options, 682,748 Shares for outstanding Stock Units, 1,530,610 Shares for outstanding Notional Shares, and 880,197 Shares reserved for issuance pursuant to the Company Stock Purchase Plan) (calculated, with respect to outstanding Stock Unit Awards that are subject to performance-based vesting conditions, assuming that the performance goals have been satisfied at 100% of the target level of performance). All Shares subject to issuance under the Company Stock Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. All Company Options were granted with a per share exercise price at least equal to the fair market value of the underlying Shares on the date of grant, as determined under Section 409A of the Code.

(c) As of the date of this Agreement, except for the Company Options, Stock Units and Notional Shares, there are no outstanding or existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any kind to which the Company or any of the Company Subsidiaries is a party, or by which it is bound, obligating the Company or any of the Company Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (ii) obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company or any of the Company Subsidiaries, or (iii) voting trusts or similar agreements or other Contracts to which the Company or any Company Subsidiary is a party, or by which it is bound, with respect to the voting or registration of securities of the Company or any Company Subsidiary. The Shares constitute the only outstanding class of securities of the Company or the Company Subsidiaries registered under, or required to be registered under, the Securities Act.

(d) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company or any Company Subsidiary may vote.

(e) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws), and all of such outstanding shares of capital stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 3.03 Authority.

(a) The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company Board and, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Sub and assuming the accuracy of the representations and warranties contained in Section 4.06(b)) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company Board, at a meeting duly called and held, has unanimously (i) determined that the Transactions are in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and, subject to receiving the Company Stockholder Approval, the consummation by the Company of the Transactions, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption at the Company Stockholder Meeting, and (iv) resolved to recommend adoption by the stockholders of the Company of this Agreement, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

Section 3.04 No Conflict; Required Filings and Consents.

(a) Assuming the accuracy of the representations and warranties contained in Section 4.06(b), none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will (with or without notice or lapse of time, or both), directly or indirectly: (i) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company By-laws or any equivalent organizational or governing documents of any Company Subsidiary; (ii) assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets are bound) or any Company Permit, except, with respect to clauses (ii) and (iii), as contemplated by Section 2.03 or for (A) any such consents and approvals the failure to obtain which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) filings as may be required under the rules and regulations of the NASDAQ, (v) compliance with any applicable international, federal or state securities or “blue sky” Laws, (vi) such consents, approvals, authorizations, permits, actions, waivers, no action statements, filings, and/or notifications that are required to be made with or obtained from the FCC under the Communications Act of 1934 (the “Communications Act”) and rules, regulations and written policies of the FCC and are set forth on Section 3.04(b)(1) of the Company Disclosure Letter (collectively, the “FCC Approvals”); (vii) such consents, approvals, authorizations, permits, actions, waivers, no action statements, filings, and/or notifications that are required to be made with or obtained from State PSC and are set forth on Section 3.04(b)(2) of the Company Disclosure Letter (collectively, the “State PSC Approvals”); and (viii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected have a Company Material Adverse Effect.

Section 3.05 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, and are not subject to any conditions except for those conditions appearing on the face of the Company Permits and conditions applicable to holders of substantially similar Permits generally, except where the failure to possess, or the failure to be in full force and effect of, or the imposition of such conditions on, any Company Permits, individually or in the aggregate, would not reasonably be expected have a Company Material Adverse Effect. To the Company’s knowledge and except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, (i) there exist no facts or circumstances that make it likely that any Company Permit will not be renewed or extended in the ordinary course of business consistent with past practice on commercially reasonable terms, (ii) no Governmental Entity has commenced, or given written notice to the Company or any Company Subsidiary that it intends to commence, a proceeding to revoke, or suspend, rescind, modify or not renew, or to impose any materially adverse condition on, any Company Permit, (iii) all reports and filings required to be filed with the relevant Governmental Entity by the Company or any Company Subsidiary with respect to any Company Permit have been timely filed and are accurate and complete, (iv) all regulatory fees, contributions or surcharges required to be paid by the Company and the Company Subsidiaries with respect to any Company permit have been timely paid, and (v) the Company and each Company Subsidiary are, and since January 1, 2015 have been, in compliance with the terms of all Company Permits. The Company has no applications pending before the FCC or a State PSC relating to Company Permits or seeking the issuance of additional Company Permits. The Company is qualified under Law to transfer control of the Company Permits to Parent, and to the knowledge of Company, there is no fact or circumstance relating to the Company Permits or the Company or its Subsidiaries that would cause the FCC to deny the grant of the FCC Approvals or a State PSC to deny grant of a State PSC Approval.

(b) Since January 1, 2015 (and with respect to Antitrust Laws, since May 1, 2012), the Company and each of the Company Subsidiaries have been in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities, except for such non-compliance that, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect. There is no outstanding notice of material liability, material forfeiture order or any other material sanction against the Company or any Company Subsidiary issued by the FCC or any State PSC. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company or any Company Subsidiary in writing an intention to conduct any such investigation, except for such investigations the outcomes of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) This Section 3.05 does not relate to the Company SEC Documents or financial statements, which are the subject of Section 3.06; employee benefit matters, which are the subject of Section 3.12; Tax matters, which are the subject of Section 3.14; environmental matters, which are the subject of Section 3.16; or intellectual property matters, which are the subject of Section 3.17.

Section 3.06 Company SEC Documents; Financial Statements.

(a) Since January 1, 2015, the Company has filed with or furnished to (as applicable) the SEC on a timely basis all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if supplemented, modified or amended since the time of filing and prior to the date of this Agreement, as of the date of the most recent supplement, modification or amendment), the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents. Since January 1, 2015, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NASDAQ.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (x) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis in all material respects during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations and (y) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect).

(c) As of the date hereof, other than as set forth in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC.

Section 3.07 Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Sub or any of their representatives specifically for inclusion or incorporation by reference therein.

Section 3.08 Internal Controls and Disclosure Controls.

(a) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries for external purposes in accordance with GAAP. To the Company’s knowledge, since January 1, 2015 neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company or any of the Company Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

(b) The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

Section 3.09 Absence of Certain Changes.

(a) Except as otherwise expressly contemplated by this Agreement, from December 31, 2016 through the date of this Agreement, (i) the businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course of business in all material respects and (ii) the Company and the Company Subsidiaries have not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would (without Parent’s consent) have constituted a breach of any of the covenants set forth in Section 5.01(a)-(s), other than Section 5.01(b), (j), (m) and (q).

(b) From December 31, 2016, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2016 or in the notes thereto, (b) incurred in the ordinary course of business since December 31, 2016, (c) in respect of transaction fees and expenses incurred pursuant to the transactions contemplated by this Agreement, (d) that have been discharged or paid in full prior to the date of this Agreement or (e) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Litigation. There is no suit, claim, action, demand, inquiry, audit, notice of violation, litigation, citation, summons, subpoena, investigation, proceeding or arbitration (collectively, “Proceeding”) to which the Company or any Company Subsidiary, is a party pending or, to the knowledge of the Company, threatened in writing that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each vacation, deferred compensation, incentive compensation, retention, severance, fringe benefits, tax gross-up and each other material compensation or benefit plan, policy, program or arrangement, in each case, maintained, contributed to or required to be contributed to, by the Company or any Company Subsidiary, other than any plan, policy, program or arrangement which is required to be maintained by applicable Law, or with respect to which the Company or any Company Subsidiary has any liability (each of the foregoing, whether or not material, a “Company Benefit Plan”). Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, and, to the knowledge of the Company, there are no circumstances that would result in the revocation of such letter. The Company has either delivered or made available to Parent prior to the execution of this Agreement, with respect to each material Company Benefit Plan, accurate and complete copies (as applicable) of: (i) the plan document; (ii) any related trust or other funding documents; and (iii) the most recent annual actuarial valuation, if any.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) there are no Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”) as to its qualified status or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan.

(c) Section 3.12(c) of the Company Disclosure Letter lists each material Company Benefit Plan that as of the date hereof provides health benefits after retirement or other termination of employment, other than (i) as required by Law or (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee).

(d) At no time during the six (6)-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under any employee benefit subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or any multiemployer pension plan (as defined in Section 3(37) of ERISA).

(e) The consummation of the transactions contemplated under this Agreement (including in combination with other events or circumstances) will not (i) entitle any current or former director, employee or independent contractor to any cash or equity payment or other benefit, or acceleration, vesting or increase in the amount of any cash or equity payment or other benefit, or require the funding of compensation or benefits due to any such individual or (ii) result in any payment or benefit that would reasonably be expected to constitute an “excess parachute payment” under Section 280G of the Code. None of the Company or any Company Subsidiary has any obligation to compensate any individual for Taxes incurred pursuant to Sections 409A or 4999 of the Code.

(f) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.

Section 3.13 Labor Matters.

(a) As of the date of this Agreement, there is no labor strike or lockout, labor dispute, union organizing activity or, to the knowledge of the Company, threat thereof, against the Company or any Company Subsidiary.

(b) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union (collectively, “Union Contracts”).

Section 3.14 Tax Matters.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, (ii) all such Tax Returns are true, correct and complete in all respects, (iii) the Company and each Company Subsidiary has paid all Taxes required to be paid by any of them, whether or not shown as due on any Tax Return and (iv) all Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no pending (or, to the knowledge of the Company, threatened in writing) Proceeding, audit, examination or investigation with respect to Taxes for which the Company or any Company Subsidiary may be liable, (ii) no deficiency with respect to any amount of Tax has been assessed, or, to the knowledge of the Company, proposed or asserted, in each case, in writing against the Company or any Company Subsidiary, except for deficiencies that have been fully satisfied, finally settled or otherwise adequately reserved in the Company Financial Statements filed as of the date hereof in accordance with GAAP, (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any amount of Tax or agreed to any extension of time with respect to any Tax assessment or deficiency and (iv) no ruling, technical advice memorandum, or agreement has been entered into or issued by any Governmental Entity to, or with respect to, the Company or any Company Subsidiary in respect of any amount of Tax.

(c) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code, in each case in the two (2) years prior to the date of this Agreement.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, other than Permitted Liens, there are no Liens or other encumbrances with respect to any Taxes on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary (i) has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law), (ii) will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made on or prior to the Closing Date or (B) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business or (iii) has any material liability for the Taxes of another person (other than the Company or any Company Subsidiary) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) by reason of being or having been a member of an affiliated, consolidated, combined, unitary or similar group or (C) as a transferee or successor. There are no Tax sharing, allocation or indemnification agreements with respect to or involving the Company or any Company Subsidiary (other than (x) any such agreements solely between the Company and any Company Subsidiaries, (y) customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes or (z) any such agreements or arrangements that are not material).

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in Section 3.02(b), Section 3.06, Section 3.12 and in this Section 3.14 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Taxes.

Section 3.15 Properties. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has (a) good fee simple title to all real property owned by the Company or any of the Company Subsidiaries (the “Owned Real Property”) and (b) a valid leasehold estate in all real property leased, subleased, licensed or otherwise occupied by the Company or any Company Subsidiary (the “Leased Real Property”), in each case free and clear of all Liens except for Permitted Liens. Section 3.15(a) of the Company Disclosure Letter contains a complete and accurate list of the street address of each parcel of Owned Real Property. Section 3.15(b) of the Company Disclosure Letter contains a complete and accurate list of each Company Lease which requires annual rental payments in an amount in excess of $500,000. As of the date hereof, the Company has delivered to or made available to Parent a true and complete copy of each material Company Lease. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Lease is in full force and effect and is a valid and binding obligation of the Company or the Company Subsidiaries, as the case may be, except as enforcement may be limited by the Bankruptcy and Equity Exception, (ii) neither the Company nor any of the Company Subsidiaries is, nor, to the Company’s knowledge, is any other party (in each case, with or without notice or lapse of time, or both) in breach or default under any Company Lease and (iii) there is no pending or, to the Company’s knowledge, threatened appropriation, condemnation, eminent domain or similar Proceeding, or sale or other disposition in lieu of condemnation, affecting the Owned Real Property or, to the Company’s knowledge, the Leased Real Property.

Section 3.16 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary is, and has been since January 1, 2015, in compliance with those Environmental Laws applicable to their respective operations (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary and since January 1, 2015, none of the Company or any Company Subsidiary has received any written notice, demand, letter or claim, in each case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law;

(b) Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice of, and to the knowledge of the Company, there has been no spill or other release of any Hazardous Substances at, on or under any of the Owned Real Property or Leased Real Property that would reasonably be expected to result in liability under Environmental Laws on the part of the Company or any Company Subsidiary; and

(c) Neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.16 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Hazardous Substances, Environmental Laws, Environmental Permits and any other matter related to the environment or the protection of occupational safety and health in respect of exposure to Hazardous Substances.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter lists all Patents, Trademarks, registered Copyrights, and Internet domain name registrations owned by the Company or the Company Subsidiaries (the “Company Registered Intellectual Property”).

(b) “Material Company IP Agreements” means Company IP Agreements, other than non-disclosure agreements, employee and independent contractor agreements and nonexclusive license agreements for “off-the-shelf” software, or software licensed pursuant to “click through” or similar stock agreements, in each case that is generally commercially available for a license fee of less than $500,000 per year, pursuant to which: (i) the Company or a Company Subsidiary is granted any license to any Intellectual Property of any third person that is material to the conduct of the business of the Company or such Company Subsidiary, as currently conducted and which involved payments by the Company or a Company Subsidiary in excess of $1,500,000 for the twelve months ended December 31, 2016, or (ii) the Company or a Company Subsidiary grants any third person any license in or to any Company Intellectual Property owned or exclusively licensed by the Company or a Company Subsidiary, other than non-exclusive licenses granted in the ordinary course of business which do not impair the conduct of the business of the Company or such Company Subsidiary, as currently conducted. To the Company’s knowledge, neither the Company nor any Company Subsidiary is in material breach of or has provided or received any notice of material breach of any Material Company IP Agreement. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s knowledge, the Company and the Company Subsidiaries own or have the right to use in the manner currently used all of the Company Intellectual Property, and (ii) neither the Company nor any of the Company Subsidiaries has received, since January 1, 2016, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the Company Registered Intellectual Property that has not been settled or otherwise fully resolved. Section 3.17(b) of the Company Disclosure Letter lists all Material Company IP Agreements involving payments by the Company or a Company Subsidiary in excess of $3,000,000 for the twelve months ended December 31, 2016 or that are otherwise material to the Company and its Subsidiaries, taken as a whole, and the Company has provided Parent true and complete copies of all such Material Company IP Agreements, including all material modifications, amendments and supplements thereto and waivers thereunder. Each Material Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect.

(c) All Company Intellectual Property material to the Company and the Company Subsidiaries, taken as a whole, has been duly maintained by the Company and the Company Subsidiaries, except for any such failure that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company and the Company Subsidiaries have taken commercially reasonable steps to protect and preserve all material Trade Secrets included in the Company Intellectual Property owned by or exclusively licensed to the Company.

(e) To the Company’s knowledge, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe upon or misappropriate any Intellectual Property rights of any other person, except for any such infringement that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has received, since January 1, 2015, any written charge, complaint, claim, demand or notice alleging any such infringement or misappropriation by the Company or any of the Company Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, since January 1, 2015, no person is infringing or misappropriating the Company Intellectual Property that is owned by the Company, except for any such infringement or misappropriation that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(f) To the knowledge of the Company, each Company or Company Subsidiary employee or consultant involved in the creation or development of any material Company Intellectual Property (owned by the Company or any Company Subsidiary) on behalf of the Company or any Company Subsidiary has executed a written agreement to assign all such Intellectual Property resulting therefrom, to the Company or a Company Subsidiary, except for any failures to execute such a written agreement that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(g) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.17 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to Intellectual Property matters.

Section 3.18 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. True and complete copies of all such Contracts have been filed or made available to Parent.

(b) Other than the Contracts described in Section 3.18(a), Section 3.18(b) of the Company Disclosure Letter sets forth a complete list, and the Company has made available to Parent true and complete copies, of each Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing solely between the Company and any of the wholly-owned Company Subsidiaries or solely between any wholly-owned Company Subsidiaries), as of the date of this Agreement, that:

(i) relates to (x) the formation, creation, operation, management or control of a partnership, joint venture or similar arrangement (where such partnership, joint venture or similar arrangement involves the formation of, or operation through, a legal entity that is not a wholly-owned Company Subsidiary) or (y) the ownership of any equity interest in any entity or business other than the Company Subsidiaries, in each case that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii) contains any provision that limits or restricts (or purports to limit or restrict) the ability of the Company or any of the Company Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, in each case other than the certificate of incorporation, bylaws or other charter or organizational or governing documents of the Company or any Company Subsidiary;

(iii) relates to the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary in an amount in excess of $25,000,000 (except for such Indebtedness between the Company and any of the wholly-owned Company Subsidiaries or between the wholly-owned Company Subsidiaries, guarantees by the Company of Indebtedness of any of the wholly-owned Company Subsidiaries and guarantees by any of the Company Subsidiaries of Indebtedness of the Company or any other wholly-owned Company Subsidiary);

(iv) relates to derivative instruments, including swaps, caps, floors and option agreements, whether or not such obligations constitute Indebtedness, with a net present value as of March 31, 2017 greater than $2,000,000;

(v) grants any rights of first refusal, rights of first negotiation or other similar rights to any person with respect to the sale of any ownership interest of the Company or the Company Subsidiaries or any material business or assets of the Company and the Company Subsidiaries, taken as a whole;

(vi) (A) would materially restrict or affect the ability of Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) following the Effective Time to compete in any line of business or (B) contains “most favored nation,” exclusivity or similar covenants that, in each case, are material to or would materially restrict or affect the future business activity of Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) following the Effective Time;

(vii) obligates the Company or any Company Subsidiary to make any (or any series of related) capital commitment or capital expenditure in excess of $5,000,000 individually after the date hereof through December 31, 2017 or $5,000,000 individually thereafter;

(viii) (A) relates to any completed acquisition, divestiture, merger or similar business combination transaction (in each case involving the acquisition, sale or disposition of any person, division, a substantial portion of the assets of any person, business or equity securities) and contains representations, covenants, “earn-out” obligations, indemnities or other obligations that remain in effect and that are material to the business of the Company and the Company Subsidiaries, taken as a whole, (B) relates to any pending acquisition, divestiture, merger or similar business combination transaction (in each case involving the acquisition, sale or disposition of any person, division, a substantial portion of the assets of any person, business or equity securities), in each case where the consideration is in excess of $1,000,000, or (C) gives any person the right to acquire any material equity interests, stock, assets or businesses of the Company or the Company Subsidiaries after the date hereof;

(ix) is a Contract that is between the Company or any of the Company Subsidiaries, on the one hand, and any director or officer of the Company or the Company Subsidiaries or any person beneficially owning 5% or more of the outstanding Shares, on the other hand (except for any Company Benefit Plan);

(x) is a Union Contract;

(xi) is a Contract with any Significant Customer for the sale of goods or services by the Company or any Company Subsidiary or is a Contract with any Significant Supplier for the purchase of services, materials, supplies or equipment by the Company or any Company Subsidiary (other than any non-material purchase or sale order, including any such purchase or sale order based on quoted or pre-established pricing or that is processed in the ordinary course of business through an electronic transaction, or other immaterial Contract);

(xii) is a settlement or similar agreement with any Governmental Entity or order or consent of a Governmental Entity to which the Company or any of the Company Subsidiaries is subject involving future performance by the Company or any of the Company Subsidiaries which is material to the Company and the Company Subsidiaries, taken as a whole; or

(xiii) is a mortgage, pledge, security agreement, deed of trust or other Contract in respect of any indebtedness for borrowed money granting a Lien, other than a Permitted Lien, on any material property or asset of the Company or any Company Subsidiary.

Each Contract described in Section 3.18(a) or Section 3.18(b) (whether or not listed on Section 3.18(a) or Section 3.18(b) of the Company Disclosure Letter) is referred to in this Agreement as a “Company Material Contract.”

(c) Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or a Company Subsidiary that is a party thereto and, to the knowledge of the Company, is in full force and effect, except for such failures as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, subject to the Bankruptcy and Equity Exception.

Section 3.19 Insurance. Section 3.19 of the Company Disclosure Letter sets forth a correct and complete list of the Insurance Policies as of the date hereof. The Company has made available to Parent true and correct copies of such Insurance Policies prior to the date hereof. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) all Insurance Policies maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid; (b) neither the Company nor any Company Subsidiary is in breach of or default under any of the Insurance Policies; and (c) neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any of the Insurance Policies. There are no material claims under any of the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.20 Opinion of Financial Advisor. The Company Board has received the written opinion of Centerview Partners LLC, dated May 9, 2017, that as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, $23.50 per share of Company Common Stock in cash to be paid to the holders of Shares (other than Excluded Shares and any Shares held by any affiliate of Parent prior to the Effective Time) pursuant to this Agreement is fair, from a financial point of view, to such holders. An executed copy of such opinion will be delivered to Parent solely for informational purposes promptly after the execution of this Agreement, and it is agreed and understood that such opinion may not be relied on by Parent or Sub.

Section 3.21 Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.06(b), no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover Law (including Section 203 of the DGCL) or similar anti-takeover provision in the Company Charter or Company By-laws (a “Takeover Statute”) is, or as of the Effective Time will be, applicable to this Agreement or any of the Transactions.

Section 3.22 Vote Required. Assuming the accuracy of the representations and warranties contained in Section 4.06(b), the only vote of the holders of Shares required to adopt this Agreement or approve the Transactions is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”).

Section 3.23 Brokers. No broker, finder or investment banker other than Centerview Partners LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries. Prior to the date hereof, the Company has provided a complete copy of Centerview Partners LLC’s engagement letter (and any amendments thereto) to Parent.

Section 3.24 Existing Indentures. Section 3.24 of the Company Disclosure Letter sets forth, for each item included thereon, as of the date of this Agreement, the available amount or basket usage, as applicable, under each of the Indentures, in the manner and to the extent set forth in the Disclosure Letter. There is no Default or Event of Default under either of the Indentures (as such terms are defined in the respective Indentures).

Section 3.25 Certain Payments.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries (nor, to the Company’s knowledge, any of their respective directors, executives, representatives, agents or employees) has, directly or indirectly, (i) offered, authorized, provided or given any payment or thing of value to any person for the purpose of influencing any act or decision of such person to unlawfully obtain or retain business or other advantage, (ii) has violated since January 1, 2012 or is violating any applicable Anti-Corruption Laws, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (iv) has taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company or any of the Company Subsidiaries, in order to unlawfully induce such person to act against the interest of his or her employer or principal. Except as, individually or in the aggregate, has not and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries, nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any of the Company Subsidiaries: (x) is, or is owned or controlled by, a person or entity subject to the sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited persons made publicly available or provided to the Company or any of its Subsidiaries by any Governmental Entity (such entities, persons or organizations collectively, the “Restricted Parties”); or (y) has conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions imposed by the U.S. Governmental Entity, including Cuba, Iran, Iraq, Libya, North Korea, Sudan and Syria, in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law.

(b) Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are currently, and have at all times since January 1, 2012 been, in compliance in all respects with all applicable Laws relating to export controls, trade embargoes, and economic sanctions. To the Company’s knowledge, the Company nor any of the Company Subsidiaries is subject to any pending or threatened action of any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity. Neither the Company nor any of the Company Subsidiaries has received any written notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any of the Company Subsidiaries.

Section 3.26 Data Privacy and Security Matters. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole:

(a) Since January 1, 2015, the Company and each of the Company Subsidiaries have been in compliance with all Privacy and Security Requirements applicable to the Company, the Company Subsidiaries and their respective businesses and activities. To the Company’s knowledge, there are no current, pending, or threatened investigations or audits by any Governmental Entity related to the Privacy and Security Requirements. As of the date of this Agreement, and to the Company’s knowledge, none of the Company vendors, suppliers, and subcontractors, nor the Company or the Company Subsidiaries, have suffered any breach that has resulted in any unauthorized access to, use of, disclosure of, or other loss of, any Personal Data or information relating to the Company or any Company Subsidiary or their respective customers (“Customer Data”).

(b) The Company and the Company Subsidiaries have implemented and maintain reasonable and appropriate physical, technical, organizational and administrative security measures and have in place hardware, software, systems, policies and procedures that, in each case, are reasonably calculated and consistent with customary industry standards to protect all Personal Data and Customer Data under their control and/or in their possession from unauthorized access, use, disclosure, modification, deletion or other processing in accordance with the Privacy and Security Requirements.

(c) The Company and the Company Subsidiaries have in place disaster recovery plans, procedures and facilities that satisfy applicable Laws. The disaster recovery and security plans, procedures and facilities meet all representations made to, and obligations with, all customers, vendors, suppliers and subcontracts or the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance therewith.

(d) The Company and the Company Subsidiaries have in place (i) Business Associate Agreements (as defined by HIPAA) with their customers and (ii) so-called downstream Business Associate Agreements with their vendors, suppliers and subcontractors, in each case to the extent required by Law.

Section 3.27 Customers and Suppliers. Section 3.27 of the Company Disclosure Letter sets forth the ten (10) largest customers (by total aggregate annual revenue received by the Company and the Company Subsidiaries) (the “Significant Customers”) and the ten (10) largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, the Company and the Company Subsidiaries) (the “Significant Suppliers”) of the Company and the Company Subsidiaries for the twelve (12)-month period ending on December 31, 2016. As of the date hereof, to the Company’s knowledge, no Significant Customer or Significant Supplier has cancelled or otherwise terminated, or, to the Company’s knowledge, threatened, in writing to cancel or otherwise to terminate, its relationship with the Company or the Company Subsidiaries.

Section 3.28 Affiliate Transactions. Except for Company Benefit Plans, Section 3.28 of the Company Disclosure Letter sets forth a true, correct and complete list of the Contracts (each, a “Company Affiliate Contract”) that are in existence as of the date of this Agreement between the Company or any of the Company Subsidiaries and any (i) present executive officer or director of either the Company or any of the Company Subsidiaries or any person that has served as such an executive officer or director within the last five years or, to the Company’s knowledge, any of such officer’s or director’s immediate family members; (ii) record or beneficial owner of more than 5% of the shares of Shares as of the date of this Agreement; or (iii) to the Company’s knowledge, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Any Company Affiliate Contract as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company or the Company Subsidiaries in a similar transaction with an unaffiliated third party.

Section 3.29 Acknowledgment of No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties contained in Article IV and in the Equity Commitment Letter and the Guarantee, none of the Parent Related Parties or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning the Parent Related Parties or the Transactions. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article IV, the Equity Commitment Letter and the Guarantee and in any certificate or other agreement provided pursuant to this Agreement or in any of the Transaction Documents or any breach of any covenant or other agreement of the Parent or Sub contained in this Agreement, the Equity Commitment Letter, the Guarantee or in any of the Transaction Documents and except in the case of fraud (in each case, notwithstanding anything herein to the contrary, pursuant to the terms and conditions hereof and thereof, including Section 7.02, Section 8.10 and Section 8.11 of this Agreement), none of the Parent Related Parties or any of their respective affiliates or representatives shall have any liability to the Company, the Company Subsidiaries, the Company Related Parties, the Company Representatives or their respective affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Parent Related Parties or any of their respective affiliates or representatives in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in the corresponding section of the separate disclosure letter that has been delivered by Parent and Sub to the Company prior to the execution of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent), Parent and Sub hereby jointly and severally represent and warrant to the Company:

Section 4.01 Organization. Each of Parent and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing, in good standing or to have such power or authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.02 Authority. Each of Parent and Sub has the requisite corporate or other legal entity power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub, and no other corporate or other legal entity proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the Transactions other than the adoption of this Agreement by the sole stockholder of Sub (which adoption shall occur promptly following the execution of this Agreement). This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by Parent or Sub will be, duly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the other parties thereto) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions will (with or without notice or lapse of time, or both), directly or indirectly: (i) conflict with or violate any provision of the certificate of incorporation, by-laws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Sub pursuant to, any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets are bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

(b) None of the execution, delivery or performance of this Agreement by or on behalf of Parent or Sub or the consummation by Parent or Sub or any of their respective affiliates of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws, (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act; (iv) compliance with any applicable international, federal or state securities “blue sky” Laws; (v) the FCC Approvals; (vi) the State PSC Approvals; and (vii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.04 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of their respective affiliates expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time the Proxy Statement is amended or supplemented, at the time the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.05 Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.06 Capitalization and Operations of Sub; No Ownership of Company Common Stock.

(a) As of the date of this Agreement, the authorized equity capital of Sub consists of 1,000 shares of common stock, par value $0.001 per share, 100 of which shares are validly issued and outstanding, and 100 shares of preferred stock, par value $0.001 per share, none of which are outstanding. All of the issued and outstanding equity capital of Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement or the Financing.

(b) None of Parent, Sub or any of their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, other than pursuant to this Agreement. None of Parent, Sub, any of their respective Subsidiaries or the “affiliates” or “Associates” of any such entity is, and at no time during the last three (3) years has been, an “Interested Stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.07 Financing.

(a) As of the date of this Agreement, Parent has delivered to the Company true and complete copies of (i) the executed commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), among Parent, Sub and the other parties thereto (the “Equity Financing Sources”), pursuant to which the Equity Financing Sources have committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the amounts set forth therein on the date on which the Closing should occur pursuant to Section 1.02 and to which the Company is an express third party beneficiary (the “Equity Financing”), and (ii) the executed commitment letter (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof (the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitments”) among Parent, Sub and the financial institutions party thereto (the “Lenders” and, together with the Equity Financing Sources, the “Financing Sources”), pursuant to which the Lenders have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein for purposes of funding a portion of the Transactions on the date on which the Closing should occur pursuant to Section 1.02 (the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, Parent has also delivered to the Company true and complete copies of any and all fee letter(s) (with only the fee amounts, “flex” terms and other economic terms redacted, none of which redacted terms, individually or in the aggregate, would reduce the amount of the Debt Financing below the amount required to satisfy the Financing Uses on the Closing Date (after taking into account the amount of the Equity Financing and available cash of the Company and the Company Subsidiaries) or adversely affect the conditionality, availability or termination of the Debt Financing or materially delay or prevent the Closing or make the funding of the Debt Financing less likely to occur) relating to the Debt Commitment Letter (any such fee letter, a “Fee Letter”).

(b) Assuming the Financing is funded in accordance with the Financing Commitments, the aggregate net proceeds from the Financing when funded in accordance with the Financing Commitments, together with available cash of the Company and the Company Subsidiaries, are sufficient to fund all of the amounts required to be provided by Parent or Sub under this Agreement for the consummation of the Transactions and are sufficient for the satisfaction when due of all of the obligations of Parent and Sub under this Agreement, including the payment of the Aggregate Merger Consideration, the amounts payable by Parent or Sub pursuant to Section 2.03 and the payment of all costs and expenses required to be paid at the Closing by Parent or Sub in connection with the Transactions and any repayment or refinancing of Indebtedness required in connection therewith or contemplated by this Agreement (collectively, the “Financing Uses”).

(c) As of the date hereof, all of the Financing Commitments are in full force and effect and have not been withdrawn, terminated or rescinded or otherwise amended, supplemented or modified in any respect and, except as permitted by Section 5.07, no such amendment, supplement or modification is contemplated by Parent or Sub or, to the knowledge of Parent, by the other parties thereto. As of the date hereof, each of the Financing Commitments, in the form delivered to the Company, is a legal, valid and binding obligation of Parent, Sub and, to the knowledge of Parent, the other parties thereto, enforceable against Parent, Sub and, to the knowledge of Parent, such other parties thereto in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception. There are no side letters or other Contracts or arrangements to which Parent, Sub, the Guarantors or their affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments and other than the Fee Letters and customary engagement letters and customary fee credit letters, none of which Fee Letters or engagement letters (i) reduce the amount of the Financing contemplated by the Financing Commitments below the amount required to satisfy the Financing Uses on the Closing Date (after taking into account the amount of the available cash of the Company and the Company Subsidiaries), (ii) impose any new or additional conditions precedent or otherwise adversely amend, modify or expand any conditions precedent to the Financing Commitments, (iii) would materially delay or prevent the Closing, (iv) make the funding of the Debt Financing or the Equity Financing less likely to occur or (v) adversely impact the ability of Parent or Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Equity Commitment Letter or the Definitive Debt Financing Agreements. As of the date hereof, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Sub under any term, or a failure of any condition, of the Financing Commitments or otherwise result in any portion of the Financing necessary to satisfy the Financing Uses contemplated thereby being unavailable on the date on which the Closing should occur pursuant to Section 1.02. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, neither Parent nor Sub has reason to believe that it or any Equity Financing Source would be unable to satisfy on a timely basis any term or condition of the Financing Commitments required to be satisfied by it. As of the date hereof, Parent and Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments.

(d) None of Parent, Sub, the Guarantors or any of their respective affiliates (which for purposes of this Section 4.07(d) shall be deemed to include each direct investor in Parent) has entered into any Contract prohibiting or seeking to prohibit any bank or other potential provider of debt financing from providing or seeking to provide debt financing to any person other than Parent or Sub in connection with a transaction relating to the Company or the Company Subsidiaries (including in connection with the making of any Competing Proposal) in connection with the Transactions.

Section 4.08 Guarantee. Concurrently with the execution of this Agreement, Parent and Sub have caused the Guarantors to deliver the Guarantee, dated as of the date hereof, to the Company. The Guarantee is in full force and effect and has not been withdrawn or terminated (other than termination in accordance with the express terms of the Guarantee) or otherwise amended, supplemented or modified (other than amendments, supplements or modifications made with the express written consent of Parent) in any respect. The Guarantee is a legal and valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, subject to the Bankruptcy and Equity Exception (other than as a result of a termination of the Guarantee in accordance with the express terms of the Guarantee or as a result of amendments, supplements or modifications of the Guarantee made with the express written consent of Parent). No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Guarantors under such Guarantee.

Section 4.09 Brokers. No broker, finder or investment banker other than LionTree Advisors, LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.

Section 4.10 Solvency. Assuming that (a) the conditions to the obligation of Parent and Sub to consummate the Merger have been satisfied or waived, (b) the representations and warranties of the Company set forth in Article III are accurate in all material respects and (c) the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its consolidated Company Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Company Subsidiaries for the periods covered thereby in accordance with GAAP, then immediately after giving effect to the consummation of the Transactions (including the funding of the Financing being entered into in connection therewith and the Financing Uses), the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent. Parent and Sub are not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent, Sub, the Company, any Company Subsidiary or any affiliates thereof.

Section 4.11 Absence of Certain Arrangements. Other than this Agreement and the Voting Agreements, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Sub or any of their respective controlled affiliates, on the one hand, and any director, officer, employee or stockholder of the Company, on the other hand, relating to the Transactions or the operations of the Surviving Corporation after the Effective Time. Neither Parent nor any of its affiliates has entered into any Contract or any commitments to enter into any Contract pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (ii) other than the Voting Agreements, any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger or agrees to vote against any Competing Proposal.

Section 4.12 Entity Structure. Section 4.12 of the Parent Disclosure Schedule sets forth a list of each person who, as of the date hereof, (a) holds a direct or indirect interest (including aggregated interests) in Parent that is required to be disclosed pursuant to 47 C.F.R. § 63.04 and 63.24 or (b) exercises control over Parent as defined in 47 C.F.R. § 63.09(b) (each person covered by (a) or (b), a “Reportable Person”), including (i) the jurisdiction of organization of such person (if such person is not an individual) or the citizenship of such person (if such person is an individual) and (ii) the equity or voting interests of Parent or such other Reportable Person that are held by such person if such direct or indirect interest is 10% or greater. As of the date hereof, all Reportable Persons who are individuals are solely U.S. citizens (i.e., not holding any form of non-U.S. and/or dual citizenship) and all Reportable Persons that are entities are organized in United States. None of Parent nor any of its affiliates (within the meaning of 47 U.S.C. § 153(1)) (A) is a telecommunications provider pursuant to 47 C.F.R. § 63.03(b)(ii); (B) is an affiliate of a foreign carrier pursuant to 47 C.F.R. § 63.12(c)(1); or (C) is an affiliate of a dominant U.S. carrier pursuant to 47 C.F.R. § 63.12(c)(2). As of the date hereof, to the knowledge of Parent and pursuant to 47 C.F. R. s 63.03(c)(i)-(iv), (x) the applications to be filed by the parties for the FCC Approvals are not expected by Parent to include a non-routine request for waiver of the Commission’s rule or, on their face, violate a Commission rule or the Communications Act; and (y) Parent expects to respond promptly to Commission inquiries assuming timely cooperation by the Company to the extent required. To the knowledge of Parent, there is no fact or circumstance relating to the entity structure or ownership that would cause the FCC to deny the grant of the FCC Approvals or a State PSC to deny the grant of a State PSC Approval.

Section 4.13 Acknowledgment of No Other Representations or Warranties. Each of Parent and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Each of Parent and Sub acknowledges and agrees that, except for the representations and warranties contained in Article III and in any certificate or other agreement provided pursuant to, or entered into in connection with, this Agreement or in any of the Transaction Documents and except in the case of fraud, none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives make or have made any other representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the Transactions. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article III and in any certificate or other agreement provided pursuant to this Agreement or in any of the Transaction Documents or any breach of any covenant or other agreement of the Company contained in this Agreement or in any of the Transaction Documents and except in the case of fraud or willful breach, none of the Company, the Company Subsidiaries or any of their respective affiliates or the Company Representatives shall have any liability to Parent or Sub or their respective affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any other representation or warranty, either express or implied, included in any information or statements (or any omissions therefrom) provided or made available by the Company, the Company Subsidiaries or their respective affiliates or the Company Representatives to Parent, Sub or their respective affiliates or representatives in connection with the Transactions.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as set forth in Section 5.01 of the Company Disclosure Letter or to the extent required by any other provision of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, use commercially reasonable efforts to conduct its operations in all material respects in the ordinary course of business and to (A) preserve intact its material assets, properties and Contracts; (B) keep available the services of its current officers and key employees; (C) preserve the current relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, Governmental Entities and other persons with whom the Company or any of the Company Subsidiaries has business relations; and (D) take the actions set forth on Section 5.01(n)(2) of the Company Disclosure Letter. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, or to the extent required by any other provision of this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend the Company Charter or the Company By-laws or any equivalent organizational or governing documents of any Company Subsidiary;

(b) transfer, issue, sell, grant, encumber, deliver, pledge or authorize the transfer, issuance, sale, grant, encumbrance, delivery or pledge of any equity securities in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities, other than the issuance of Shares upon the exercise of Company Options and options granted under the Company Stock Purchase Plan and the vesting or settlement of Stock Units or Notional Shares, in each case in accordance with the terms thereof and outstanding as of the date of this Agreement (or otherwise permitted to be granted hereunder);

(c) sell, assign, lease, license, sublicense, pledge, transfer, convey or otherwise dispose of, divest or spin off, abandon, waive, relinquish or permit to lapse, exchange or swap, mortgage or otherwise encumber or subject to any Lien (other than any Permitted Lien) any properties or assets with a value in excess of $5,000,000 in the aggregate, except in each case (i) in connection with any transaction solely between or among the Company and any of the wholly-owned Company Subsidiaries or solely between or among the wholly-owned Company Subsidiaries or (ii) sales or dispositions made in the ordinary course of business (and not, for the avoidance of doubt, sales or dispositions of any person, division, a substantial portion of the assets of any person, business or equity securities);

(d) declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company, whether payable in cash, stock, property or a combination thereof;

(e) other than in connection with the exercise of any outstanding Company Options permitted by the terms of such Company Options, or the payment of related withholding Taxes, by net exercise or by the tendering of shares, or Tax withholdings on the vesting or payment of Stock Units, Restricted Stock or Notional Shares, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

(f) merge or consolidate any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(g) make or offer to make any acquisition of any interest in any person or any division, assets, properties, businesses or equity securities thereof (including by merger, consolidation or acquisition of stock or assets), other than acquisitions of assets or properties (and not, for the avoidance of doubt, the acquisition of any person, division, substantially all of the assets of any person, business or equity securities) in the ordinary course of operations;

(h) incur any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except (i) in connection with refinancings of existing Indebtedness (other than Indebtedness under the Credit Agreements or the Notes), (ii) for borrowings in the ordinary course of business not to exceed $5,000,000, (iii) Indebtedness among the Company and the wholly-owned Company Subsidiaries or among the wholly-owned Company Subsidiaries, (iv) Indebtedness under any revolving credit facility of the Company in existence as of the date hereof and any credit facility of the Company hereafter created with revolving indebtedness on terms substantially the same as those governing the Company’s existing revolving credit facility as it may have been amended consistent with this clause (h) in an aggregate amount under this clause (iv) not to exceed the aggregate amount of commitments under the revolving credit facility of the Company in existence as of the date hereof, (v) for any guarantee by the Company of Indebtedness of the wholly-owned Company Subsidiaries or guarantee by the Company Subsidiaries of Indebtedness of the Company or any of the wholly-owned Company Subsidiaries;

(i) make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly-owned Company Subsidiary) other than (i) loans made in the ordinary course of business not to exceed $5,000,000 in the aggregate and (ii) in connection with transactions permitted pursuant to Section 5.01(g);

(j) except to the extent required by Law or the terms of any Company Benefit Plan or as specifically contemplated by Section 2.03 or Section 5.12, and subject, for the avoidance of doubt, to the prohibitions otherwise set forth in Section 5.01: (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees other than in the ordinary course of business with respect to members of the Company Board and employees whose annual rate of base pay is less than $150,000; (ii) adopt or enter into any employment agreement or retention bonus or incentive plan, agreement or other arrangement; (iii) except as otherwise permitted by this Section 5.01(j), establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other plan or agreement; (iv) terminate any employees whose annual rate of base pay is greater than $150,000, other than for cause or (v) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, payment or funding under any Company Benefit Plan;

(k) make any material change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(l) enter into or amend any Company Affiliate Contract;

(m) except in the ordinary course of business, (i) terminate or fail to use commercially reasonable efforts to renew any Company Material Contract or material Company Lease, (ii) modify, amend, waive, release or assign any material rights or claims under any Company Material Contract or material Company Lease or (iii) enter into any Contract that would have constituted a Company Material Contract or material Company Lease if entered into prior to the date of this Agreement;

(n) make any capital expenditures that in the aggregate exceed $5,000,000; provided, however, that notwithstanding the foregoing, the Company and any Company Subsidiary shall be permitted to make capital expenditures, with respect to capital expenditures prior to December 31, 2017, in accordance with the 2017 capital expenditure budget as set forth on, and subject to the terms and conditions of, Schedule 5.01(n)(1) of the Company Disclosure Letter or, with respect to capital expenditures after January 1, 2018, in accordance with the 2018 capital expenditure budget, which budget (a true and complete copy of which shall be provided to Parent upon approval thereof by the Company Board) shall be subject to Parent’s prior written approval (not to be unreasonably withheld, conditioned or delayed);

(o) enter into any Contract with respect to the voting or registration of the shares of the Company’s or the Company Subsidiaries’ capital stock or other securities, equity interests or ownership interests;

(p) cancel, settle or compromise any Proceeding or series of Proceedings other than cancellations, settlements or compromises of Proceedings (i) that do not, individually or in the aggregate, involve the payment of more than $2,000,000 (net of any amount covered by insurance or indemnification) in excess of the amount reserved on the latest consolidated balance sheet of the Company in respect of the applicable Proceeding, as set forth on Section 5.01(p) of the Company Disclosure Letter, and do not involve any material injunction or nonmonetary relief on the Company or any of the Company Subsidiaries or (ii) permitted pursuant to Section 5.15;

(q) make, change or revoke any material Tax election; change any material method of Tax accounting; change any Tax accounting period; file any material amended Tax Return; settle or compromise any Proceeding, audit, examination or investigation relating to a material amount of Taxes; enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material amount of Tax; or surrender any claim for a refund of a material amount of Taxes, in each case except as required by Law;

(r) fail to use commercially reasonable efforts to prevent any material Company Permit from expiring or being revoked, suspended or adversely modified, or knowingly take or fail to take any action that is reasonably likely to cause the FCC or any State PSC to institute proceedings for the suspension, revocation or adverse modification of any material Company Permit; or

(s) authorize or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.

Section 5.02 Agreements Concerning Parent and Sub. Parent covenants and agrees to take all actions necessary or advisable to ensure the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement. Parent shall, immediately following execution of this Agreement, cause this Agreement to be adopted by the sole stockholder of Sub in accordance with applicable Law and the certificate of incorporation and by-laws of Sub.

Section 5.03 Solicitation; Change of Company Recommendation.

(a) Except as permitted by this Section 5.03, (i) from and after the date of this Agreement, the Company shall, shall cause the Company Subsidiaries and its and their respective directors, officers and employees to, and shall use reasonable best efforts to cause the other Company Representatives to, immediately cease any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal and to have destroyed or returned to the Company any confidential information that has been provided to any person in connection with any Competing Proposal and will enforce and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any Company Subsidiary is a party relating to any such Competing Proposal; provided, that the Company shall be permitted to grant a waiver of any standstill agreement, in response to a bona fide unsolicited request (and to permit such request) for such waiver from the counterparty thereto, to permit a Competing Proposal to be made and (ii) from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, the Company shall not, shall cause the Company Subsidiaries and its and their respective directors, officers and employees not to, and shall use reasonable best efforts to cause any other Company Representative not to, directly or indirectly, (A) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, the submission of any Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to a Competing Proposal, (C) initiate, solicit, knowingly encourage or facilitate, or participate in any discussions or negotiations with, knowingly encourage or facilitate in any way any effort by, any third person with respect to any Competing Proposal, (D) approve or recommend, or propose to approve or recommend, a Competing Proposal or (E) agree to do any of the foregoing. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any Contract with any person subsequent to the date of this Agreement, and none of the Company or any Company Subsidiary is party to any Contract, in each case, that prohibits the Company from complying with its obligations under this Section 5.03.

(b) Notwithstanding anything to the contrary contained in this Agreement, but subject to the last sentence of this Section 5.03(b), if, at any time following the date of this Agreement and prior to receipt of the Company Stockholder Approval, (i) the Company has received a bona fide written Competing Proposal from a person that did not result from a breach of this Section 5.03 (other than a breach that is de minimis), (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (iii) the Company provides prior written notice to Parent disclosing its receipt of the Competing Proposal and including the name of the person making such Competing Proposal, the material terms and conditions of such Competing Proposal and a copy of any relevant Acquisition Agreement and any other relevant transaction documents, and disclosing its intent to furnish information or enter into discussions or negotiations with such person pursuant to this Section 5.03(b), then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Company (x) will not, will not permit the Company Subsidiaries to, and will not authorize the Company Representatives to, disclose any material non-public information regarding the Company to such person without first entering into an Acceptable Confidentiality Agreement with such person; (y) will keep Parent reasonably informed, on a prompt basis (and in any event within twenty-four (24) hours thereafter), of any material amendments or material developments with respect to such Competing Proposal (including any material changes thereto, and including by providing copies of any revised or new Acquisition Agreement and any other relevant transaction documents) and (z) will provide to Parent any material information concerning the Company or the Company Subsidiaries to be provided or made available to such other person (or its representatives) that was not previously provided or made available to Parent. None of the foregoing shall prohibit the Company or the Company Representatives from contacting any person or group of persons that has made a Competing Proposal after the date of this Agreement solely to request clarification of the terms and conditions thereof so as to determine whether the Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and any such actions shall not be a breach of this Section 5.03; provided, however, that the Company shall have provided to Parent the information in clause (iii) of the first sentence of this Section 5.03(b).

(c) Except as set forth in Section 5.03(d) or Section 5.03(e), neither the Company Board nor any committee thereof shall (i) adopt, authorize, approve or recommend, or publicly propose to adopt, authorize, approve or recommend, any Competing Proposal, (ii) withhold, withdraw, modify, qualify or amend, or publicly propose to withhold, withdraw, modify, qualify or amend, in each case in a manner adverse to Parent, the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stock, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, (iv) fail to publicly recommend against any Competing Proposal, or fail to publicly reaffirm the Company Board Recommendation, in each case within ten (10) days after the written request of Parent following a Competing Proposal that has been publicly announced (or such fewer number of days as remains prior to the Company Stockholder Meeting), (v) resolve, propose or agree to do any of the foregoing (any action set forth in the foregoing clause (i), (ii), (iii), (iv) or (v), a “Change of Company Recommendation”) or (vi) allow the Company or any of the Company Subsidiaries to enter into any letter of intent, term sheet, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to, or that is intended to result in, or would reasonably be expected to lead to, any Competing Proposal (other than an Acceptable Confidentiality Agreement) (each an “Acquisition Agreement”) or requiring the Company to abandon, terminate or fail to consummate the Transactions.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to receipt of the Company Stockholder Approval, the Company Board may make a Change of Company Recommendation, solely in response to (1) a Superior Proposal or (2) an Intervening Event, if:

(i) either (A) a Competing Proposal that did not result from a breach (other than a breach that is de minimis) of this Section 5.03 is made to the Company by a third person and such Competing Proposal is not withdrawn or (B) an Intervening Event has occurred and is continuing;

(ii) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of a Competing Proposal, such Competing Proposal constitutes a Superior Proposal and (y) the failure to make a Change of Company Recommendation would be inconsistent with its fiduciary duties under applicable Law;

(iii) the Company provides Parent at least three (3) Business Days’ prior written notice of the Company’s intention to make a Change of Company Recommendation (a “Notice of Change of Recommendation”), which notice shall (x) state expressly that it has received a Superior Proposal or that an Intervening Event has occurred, (y) in the case of a Superior Proposal, identify the person making such Superior Proposal and include the material terms and conditions of such Superior Proposal (and the Company shall contemporaneously provide a copy of any relevant Acquisition Agreement and any other relevant transaction documents to Parent), or, in the case of an Intervening Event, the material facts and circumstances of such Intervening Event and (z) state expressly that the Company Board intends to make a Change of Company Recommendation, and specifying, in reasonable detail, the reasons therefor;

(iv) if requested by Parent, the Company has negotiated in good faith with Parent with respect to any changes to the terms of this Agreement proposed by Parent for at least three (3) Business Days following receipt by Parent of such Notice of Change of Recommendation (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Notice of Change of Recommendation and an additional two (2) Business Day period from the date of such notice);

(v) taking into account any changes to the terms of this Agreement offered by Parent in writing, the Company Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of a Competing Proposal, such Competing Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect and (y) the failure to make a Change of Company Recommendation would be inconsistent with its fiduciary duties under applicable Law; and

(vi) the Company shall have complied with this Section 5.03 with respect to such Superior Proposal or Intervening Event (other than with respect to any breach that is de minimis).

(e) Notwithstanding any Change of Company Recommendation, unless this Agreement shall have been terminated in accordance with Article VII, (x) this Agreement shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) the Company Board shall not submit to the stockholders of the Company any Competing Proposal, or, except as permitted herein, propose to do so.

(f) Nothing contained in this Section 5.03 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law to the stockholders of the Company (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation); provided, however, that in any event, the Company Board shall not make a Change of Company Recommendation except in accordance with Section 5.03(d).

(g) Any violation of the restrictions set forth in this Section 5.03 by any Company Representative shall be deemed to be a breach of this Section 5.03 by the Company.

Section 5.04 Preparation of the Proxy Statement; Company Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file a preliminary Proxy Statement with the SEC. Subject to Section 5.03, the Proxy Statement shall include the Company Recommendation and the written opinion of Centerview Partners LLC, dated May 9, 2017, that as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Excluded Shares and any Shares held by any affiliate of Parent prior to the Effective Time). Parent shall cooperate with the Company in the preparation of the Proxy Statement, and shall furnish all information concerning it, Sub, the Guarantors, the Equity Financing Sources, any of their affiliates and any transaction any of them have or are contemplating entering into in connection with this Agreement that is necessary in connection with the preparation of the Proxy Statement. The parties shall use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, to the extent reasonably practicable, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall include any comments on such document or response reasonably proposed by Parent. The Company shall notify Parent promptly of the receipt of any written or oral comments to the Proxy Statement from the SEC or its staff and of any written or oral request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the Transactions (including a summary of any oral conversations).

(b) If, at any time prior to the Company Stockholder Meeting, any information relating to the Company or Parent, Sub, the Guarantors, the Equity Financing Sources, any of their affiliates or any transaction any of them have or are contemplating entering into in connection with this Agreement, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or make the statements made therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other party. Following such notification, the Company shall file with the SEC an appropriate amendment or supplement describing such information as promptly as reasonably practicable after Parent has had a reasonable opportunity to review and comment thereon (and the Company will include any comments to such amendment or supplement reasonably proposed by Parent), and, to the extent the Company determines it is required by applicable Law, the Company shall disseminate such amendment or supplement to the stockholders of the Company.

(c) The Company shall, as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, mail the Proxy Statement to the Company’s stockholders and duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of seeking the Company Stockholder Approval. Unless a Change of Company Recommendation has occurred, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article VII, its obligations pursuant to this Section 5.04 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal or by the making of any Change of Company Recommendation.

(d) Notwithstanding any provision of this Agreement to the contrary, the Company may, in its sole discretion, adjourn or postpone the Company Stockholder Meeting to a date that is no later than thirty (30) days after the date on which the Company Stockholder Meeting was originally scheduled (provided that any adjournments or postponements required by applicable Law shall not be subject to such limitation), and may change the record date thereof in connection therewith, in each case (i) to the extent necessary, in the judgment of the Company Board, to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholder Meeting or (iii) to the extent the Company determines in good faith that failure to do so would be inconsistent with the Company’s obligations under applicable Law.

Section 5.05 Access to Information. From the date of this Agreement to the Effective Time, and notwithstanding anything to the contrary in the Confidentiality Agreement, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub and their respective representatives reasonable access during normal business hours in such a manner as not to interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records (and any Tax Returns and Tax records) thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, Taxes, assets and liabilities of the Company and Company Subsidiaries as Parent or its representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party (provided that the Company shall use commercially reasonable efforts to obtain the required consent to provide such access or disclosure); or (iii) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law). Parent shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its and their representatives to, hold all information provided or furnished pursuant to this Section 5.05 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.05, from the date of this Agreement to the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), any environmental investigation at any real property owned or leased by the Company, and in no event may any environmental investigation include any sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any of such real property.

Section 5.06 Appropriate Action; Consents; Filings.

(a) Subject to Section 5.03, each of Parent and the Company shall (and Parent shall cause each of its affiliates to) use its reasonable best efforts to consummate the Transactions and to cause the conditions set forth in Article VI to be satisfied. Without limiting the generality of the foregoing, Parent shall (and shall cause Sub and each of Parent’s or Sub’s affiliates to) and the Company shall (and shall cause each of the Company Subsidiaries and each of their respective affiliates to) use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the Transactions, (ii) as promptly as practicable (and, (x) solely with respect to the filings required of the parties or their “ultimate parent entities” under the HSR Act, in any event within fifteen (15) Business Days after the date of this Agreement and (y) solely with respect to the filings set forth on Section 5.06(a) of the Company Disclosure Letter, in any event within fifteen (15) calendar days after the date of this Agreement), make (or cause to be made) all registrations and filings or, if consistent with agency practice, a draft of such a filing, with any Governmental Entity or other persons necessary or advisable in connection with the consummation of the Transactions, including the filings required of the parties or their “ultimate parent entities” under the HSR Act or any other Antitrust Law, the FCC Approvals and the State PSC Approvals, and promptly make any further filings pursuant thereto that may be necessary or advisable, including the furnishing to the FCC or any State PSCs of any documents, materials or other information requested, (iii) defend all lawsuits or other legal, regulatory, administrative or other Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the Transactions, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other Proceeding, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the Transactions, in each case until the issuance of a final, non-appealable order with respect thereto, (v) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Transactions and (vi) execute and deliver any additional instruments necessary or advisable to consummate the Transactions.

(b) In furtherance of the obligations set forth in Section 5.06(a), Parent shall promptly take any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the Transactions and to obtain all approvals and consents, including approvals and consents under any Antitrust Laws, that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the Transactions as promptly as practicable, including accepting operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, the Company, the Surviving Corporation or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity), in each case, conditioned on the Closing, as may be required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Neither Parent nor Sub shall take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to prevent or cause a material delay in the satisfaction of the conditions contained in Article VI or the consummation of the Transactions.

(c) Without limiting the generality of anything contained in this Section 5.06, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division, the FCC, any State PSC or any other Governmental Entity regarding the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present, to the extent practicable, at each meeting or conference relating to such request, inquiry, investigation or legal Proceeding and to have access to, be consulted in connection with and, to the extent practicable, provide the opportunity to review in advance any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or legal Proceeding. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Transactions. The Company shall, within five (5) Business Days of such request, provide all information reasonably requested by Parent to determine the necessity of any regulatory filing necessary to consummate the Transactions. With respect to each registration, filing and submission made by any party hereto with the FTC, the Antitrust Division, the FCC, any State PSC, or any other Governmental Entity, each of Parent and the Company shall (i) provide the other with all information necessary for the preparation of such registration, filing or submission on a timely basis, and shall work diligently to prosecute the applications for such approvals; and (ii) have the right to review, comment and approve such registration, filing, and submission; provided, however, that materials provided to the other parties may be redacted to remove references to valuation and may, as each party deems advisable and necessary, reasonably designate any material provided to the other under this Section 5.06(c) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or managers of the recipient unless express permission is obtained in advance from the source of the materials (Parent or Company, as the case may be) or its legal counsel.

(d) Notwithstanding anything to the contrary herein or otherwise, but subject to the obligation of Parent set forth in Section 5.06(c), (i) Parent shall determine strategy and timing, lead all proceedings and coordinate all activities with respect to seeking any actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers of any Governmental Entity as contemplated hereby, after consultation with the Company, (ii) the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to take such actions as reasonably requested by Parent, after consultation with the Company, in connection with obtaining any such actions, non-actions, terminations or expirations of waiting periods, consents, approvals or waivers, and (iii) Parent shall have the sole and exclusive right, after consultation with the Company, and subject to Parent’s obligations pursuant to Section 5.06(a) and Section 5.06(b), to propose, negotiate, offer or commit to make or effect any divestitures, dispositions, or licenses of any assets, properties, products, rights, services or businesses, or to agree to any other remedy, requirement, obligation, condition or restriction to resolve any Governmental Entity’s objections to or concerns about the transactions contemplated by this Agreement.

Section 5.07 Financing.

(a) Parent and Sub shall use their reasonable best efforts to do (or cause to be done) all things necessary or advisable to arrange and obtain the Financing not later than the date the Closing is required to be effected in accordance with Section 1.02, on the terms and conditions (including, to the extent applicable, the “flex” provisions) described in the Financing Commitments and any related Fee Letter (or on other terms that, with respect to conditionality, are not less favorable to Parent or Sub than the terms and conditions (including any “flex” provisions) set forth in the Financing Commitments so long as such other terms would not (and would not reasonably be expected to) have any result, event or consequence described in any of clauses (A) through (E) of the immediately succeeding sentence), including using reasonable best efforts to (i) enter into definitive agreements (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the Debt Financing) with respect to the Debt Financing on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of the “flex” provisions contained in any Fee Letter) contemplated by the Debt Commitment Letter and the related Fee Letter (or on other terms that, with respect to conditionality, are not less favorable to Parent or Sub than the terms and conditions (including any “flex” provisions) set forth in the Financing Commitments so long as such other terms would not (and would not reasonably be expected to) have any result, event or consequence described in any of clauses (A) through (E) of the immediately succeeding sentence) (the “Definitive Debt Financing Agreements”), (ii) satisfy on a timely basis all conditions to funding that are applicable to Parent or Sub in the Financing Commitments and the Definitive Debt Financing Agreements that are within their control (or, if deemed advisable by Parent, seek the waiver of conditions applicable to Parent or Sub contained in the Financing Commitments or such Definitive Debt Financing Agreements) and comply with their obligations pursuant to the Financing Commitments, including with respect to the payment of any commitment, engagement or placement fees, (iii) consummate the Financing at or prior to Closing and (iv) enforce their rights under the Financing Commitments and the Definitive Debt Financing Agreements (including, for the avoidance of doubt, by instituting litigation in respect thereof). Parent and Sub shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments or the definitive agreements relating to the Financing without the prior written consent of the Company (other than any amendment of the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or any person with similar roles or titles who had not executed the Debt Commitment Letter as of the date hereof) other than amendments, modifications or waivers to the Debt Commitment Letters or the Definitive Debt Financing Agreements that would not (and would not be reasonably expected to) (A) reduce the aggregate amount of the Debt Financing to an amount below the amount necessary to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of the Company and the Company Subsidiaries) unless the Equity Financing is increased by a corresponding amount, (B) impose new or additional conditions or otherwise amend, modify or expand any conditions in a manner adverse to Parent or Sub or which would not reasonably be expected to have the result, effect or consequence described in any of clauses (A), (B), (D) or (E) of this sentence, to the receipt of the Debt Financing or the Equity Financing, (C) materially delay or prevent the Closing, (D) make the funding of the Debt Financing or the Equity Financing (or the satisfaction of the conditions to obtaining any of the Financing) less likely to occur or (E) adversely impact the ability of Parent or Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Equity Commitment Letter or the Definitive Debt Financing Agreements. Parent and Sub shall use their reasonable best efforts to maintain in effect the Financing Commitments (including any Definitive Debt Financing Agreements that replace the Financing Commitments) until the Transactions to be consummated on the Closing Date are consummated and the repayment or refinancing of any Indebtedness required in connection with the Transactions required hereunder or under the Financing Commitments has occurred. Neither Parent nor Sub shall release or consent to the termination of the obligations of the Lenders under the Debt Commitment Letter or the Definitive Debt Financing Agreements.

(b) In no event shall Parent, Sub, the Guarantors or any of their respective affiliates (which for purposes of this Section 5.07 shall be deemed to include each direct investor in Parent) enter into any Contract prohibiting or seeking to prohibit any bank or other potential provider of debt financing from providing or seeking to provide debt financing to any person other than Parent or Sub in connection with a transaction relating to the Company or the Company Subsidiaries in connection with the Transactions (including in connection with the making of any Competing Proposal).

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter, Parent and Sub shall use their reasonable best efforts to, as promptly as practicable following the occurrence of such event, arrange and obtain from alternative sources of debt financing an amount sufficient to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of the Company and the Company Subsidiaries) or such unavailable portion thereof, as the case may be, on terms and conditions (including any “flex” provisions) that are at least as favorable to Parent and Sub as those contained in the Debt Commitment Letter and the Fee Letter (including the “flex” provisions), which shall not expand upon the conditions precedent to the funding on the Closing Date of the Financing as set forth in the Financing Commitments in effect on the date hereof or otherwise adversely affect the ability or likelihood of Parent and Sub to timely consummate the Transactions. The new debt commitment letter and fee letter entered into in connection with such alternative financing are referred to, respectively, as a “New Debt Commitment Letter” and a “New Fee Letter.” If Parent or Sub enters into any such New Debt Commitment Letter, (i) Parent and Sub shall promptly provide the Company with true, correct and complete copies of such New Debt Commitment Letter and New Fee Letter (which, in the case of the New Fee Letter, may be redacted in a manner consistent with the provisions of Section 4.07(a)), (ii) any reference in this Agreement to the “Debt Financing” (and any definition incorporating the term “Debt Financing”) shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (iii) below, (iii) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter”) shall be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect and (iv) any reference in this Agreement to the “Fee Letter” (and any definition incorporating the term “Fee Letter”) shall be deemed to include the Fee Letter to the extent not superseded by a New Fee Letter at the time in question and any New Fee Letter to the extent then in effect.

(d) Upon the request of the Company, Parent and Sub shall, and shall cause their representatives to, keep the Company informed as promptly as practicable (and in any event within two (2) Business Days) in reasonable detail of the status of their efforts to arrange the Financing. As promptly as practicable (and in any event within two (2) Business Days) after the execution thereof, Parent and Sub shall provide copies of all executed Definitive Debt Financing Agreements to the Company. Without limiting the generality of the foregoing, Parent shall (i) furnish the Company complete, correct and executed copies of any amendments, modifications or supplements to the Financing Commitments, any Fee Letter (which may be redacted in a manner consistent with the redactions permitted by Section 4.07 of this Agreement) and any Definitive Debt Financing Agreement promptly upon their execution and (ii) give the Company prompt written notice (A) of any default or breach (or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any default or breach) by any party under any of the Financing Commitments or the definitive agreements relating to the Financing of which Parent or Sub becomes aware, (B) of any termination of either of the Financing Commitments, (C) of the receipt by Parent or Sub or their respective affiliates of any written notice or other communication from any Financing Source with respect to any (1) actual or potential default, breach, termination or repudiation of any Financing Commitment, any definitive agreement relating to the Financing or any provision of the Financing Commitments or the definitive agreements relating to the Financing, in each case by any party thereto, or (2) dispute or disagreement between or among any parties to any Financing Commitment or the definitive agreements relating to the Financing that would reasonably be expected to prevent or materially delay the Closing or make the funding of the Financing required to satisfy the Financing Uses on the Closing Date less likely to occur and (D) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Sub to obtain all or any portion of the Financing necessary to satisfy the Financing Uses on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive agreements relating to the Financing, as the case may be.

(e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.07 will require, and in no event will the reasonable best efforts of Parent or Sub be deemed or construed to require, either Parent or Sub to (i) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter or (ii) pay any material fees in excess of those contemplated by the Equity Commitment Letter or the Debt Commitment Letter.

(f) Prior to the Closing, at the Parent’s sole expense as contemplated by Section 5.07(i) below, the Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, in each case, use their reasonable best efforts to provide to Parent and Sub all customary cooperation reasonably requested by Parent or Sub in connection with the Debt Financing, including reasonable best efforts to:

(i) prior to and during the Marketing Period, participate (and cause management of the Company with appropriate seniority and expertise to participate) in a reasonable number of meetings, calls, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies and assist Parent in obtaining ratings as contemplated by the Debt Financing;

(ii) assist Parent and the Debt Financing Sources with the preparation of customary rating agency presentations, bank information memoranda, lender presentations, offering documents, offering memoranda, investor presentations and similar documents required in connection with the Debt Financing;

(iii) solely with respect to financial information and data derived from the Company’s historical books and records, assist Parent with the preparation of pro forma financial information and pro forma financial statements of the Company and its Subsidiaries to the extent required by SEC rules and regulations or necessary or reasonably required by Parent or the Debt Financing Sources, it being agreed that the Company will not be required to actually prepare any such pro forma financial information or pro forma financial statements or provide any information or assistance relating to (A) the proposed debt and equity capitalization or any assumed interest rates, dividends (if any) and fees and expenses relating to such debt or equity capitalization, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (C) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(iv) execute and deliver as of the Closing (but not prior to the Closing) any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letter as in effect on the date hereof) and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(v) (A) as soon as reasonably available, furnish Parent, Sub and the Debt Financing Sources with the Required Financing Information, provided that no such Required Financing Information constituting material non-public information may be publicly disclosed until filed by the Company with the SEC or otherwise publicly disclosed by the Company, and (B) as promptly as practicable, inform Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company Board shall have knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is probable or under consideration;

(vi) upon reasonable request of Parent, assist Parent to obtain customary and reasonable consents, landlord waivers and estoppels, non-disturbance agreements, environmental assessments, surveys and title insurance commitments;

(vii) at the request of Parent, (A) deliver notices of prepayment (which may be delivered at Parent’s request in advance of the Closing Date so long as they are contingent upon the occurrence of the Closing) within the time periods reasonably requested by Parent and take any actions at or prior to the Effective Time reasonably requested by Parent to facilitate the prepayment of all outstanding amounts under any of the Credit Agreements (it being understood and agreed that any prepayment is (and shall be) contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or the Company Subsidiaries to complete such prepayment prior to the occurrence of the Closing); (B) arrange for customary payoff letters, lien terminations and releases and instruments and acknowledgements of discharge in respect of any of the Credit Agreements to be delivered to Parent on or prior to the Closing Date (with drafts to be delivered in advance as reasonably requested by Parent); (C) take all other reasonable actions (including, without limitation, reasonable best efforts to use cash of the Company and Company Subsidiaries) to facilitate the payoff, discharge and termination in full at the Closing of all amounts outstanding under any of the Credit Agreements; and (D) unwind or novate or assist Parent in connection with the unwinding or novation of any outstanding interest rate or other swaps or hedges at the Effective Time designated by Parent (notice of which may be delivered at Parent’s request in advance of the Closing Date so long as permitted by the underlying swap or hedge documentation to be contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or the Company Subsidiaries to complete such unwind or novation prior to the occurrence of the Closing Date);

(viii) provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation to the Debt Financing Sources contemplated by the Debt Commitment Letter, including that the public side versions of such documents do not include material non-public information about the Company or the Company Subsidiaries or their securities and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing;

(ix) furnish to Parent and the Debt Financing Sources (A) within 40 days after the end of any fiscal quarter that is not a fiscal year end, the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income and cash flows (which will have been reviewed by the Company’s independent accountants as provided in SAS 100) and (B) within 60 days after the end of any fiscal year, the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows;

(x) cause its independent auditors to (A) provide, consistent with customary practice, (x) customary auditors consents and customary “comfort” letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and the Company Subsidiaries as reasonably requested by Parent or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act) and (y) reasonable assistance to Parent in connection with Parent’s preparation of pro forma financial statements and information required pursuant to clause (f)(iii) of this Section 5.07 and (B) attend accounting due diligence sessions required pursuant to clause (f)(i) of this Section 5.07;

(xi) (A) promptly furnish Parent and the Debt Financing Sources at least three (3) Business Days prior to the Closing Date with all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Company or any of the Company Subsidiaries, in each case as reasonably requested by Parent at least eight (8) Business Days prior to the Closing Date and (B) cooperate reasonably with the Debt Financing Sources’ customary securities offering and secured lending due diligence, to the extent customary and reasonable;

provided, however, that notwithstanding anything in this Section 5.07 or Section 5.08 to the contrary, (1) in no event shall the “reasonable best efforts” of the Company, its Subsidiaries or Company Representatives be deemed or construed to require such Persons to, and such Persons shall not be required, to provide such cooperation to the extent it would (A) interfere unreasonably with the business or operations of the Company or any of the Company Subsidiaries or (B) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to (x) conflict with, or result in any violation or breach of, or default

(with or without notice or lapse of time, or both) under, the Company Charter or Company Bylaws or other comparable organizational documents of the Company Subsidiaries or any Applicable Laws or any material Contract, (y) cause any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement that would provide Parent or Sub the right to terminate this Agreement or seek indemnity under the terms hereof (unless, in each case, waived by Parent, Sub and, to the extent required, the Debt Financing Sources), or (z) result in any employee, officer or director of such Person incurring any personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters related to the Debt Financing, (2) neither the Company nor any of its Subsidiaries shall be required to take any action pursuant to any agreement, certificate or instrument (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing) contemplated by the Debt Commitment Letter) that is not contingent upon the occurrence of the Closing or that would be effective prior to the Effective Time, (3) neither the Company Board nor any of the Company Subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve or adopt any Financing or agreements related thereto (or any alternative financing) prior to the Effective Time (and no such directors that shall not be continuing directors shall be required to take such action), (4) neither the Company nor any of the Company Subsidiaries shall be required to execute or deliver any agreements, certificates or instruments in connection with any Financing (or any alternative financing) (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing)) that is not contingent on the Effective Time, (5) neither the Company nor any of the Company Subsidiaries shall be responsible for any adjustments to any pro forma financial information required to be provided in accordance with the Debt Commitment Letter, (6) unless it has received prior reimbursement, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment (other than for reasonable out-of-pocket costs or expenses that are reimbursed by Parent as provided below in Section 5.07(i)) or incur any other liability (other than customary representation letters and authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing) contemplated by the Debt Commitment Letter) or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time and (7) nothing contained in this 5.07(i) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing.

(g) The Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries to use its respective reasonable best efforts, to update any Required Financing Information provided to Parent and the Debt Financing Sources as may be necessary so that such Required Financing Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financing Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and the Company Subsidiaries under this Section 5.07 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing Date; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets. The Company agrees to (i) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K and (ii) use reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letter, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and the Company Subsidiaries, which Parent reasonably determines (and the Company does not unreasonably object) to include in a customary offering document for the Debt Financing, then, unless the Company reasonably objects, the Company shall file such Current Report on Form 8-K.

(h) The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.

(i) Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of the Company Subsidiaries in connection with such cooperation contemplated by this Section 5.07. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Financing (including any action taken in accordance with this Section 5.07) and any information utilized in connection therewith (other than historical information provided in writing by the Company or the Company Subsidiaries specifically for use in connection therewith), in each case, except to the extent any of the foregoing was suffered or incurred as a result of bad faith, gross negligence, willful misconduct or material breach of this Section 5.07 by the Company, any of the Company Subsidiaries or the Company Representatives.

(j) Each of Parent and Sub acknowledges and agrees that neither the obtaining of the Financing or any alternative financing is a condition to the Closing, and reaffirms its obligation to consummate the Transactions in accordance with the terms of this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to the applicable conditions set forth in Section 6.01 and Section 6.02.

Section 5.08 Treatment of Existing Notes.

(a) Parent and Sub will be permitted to commence and conduct one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the applicable Indenture) and any tender offer, or any exchange offer, and to conduct any consent solicitations (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the Company’s senior secured notes (the “Secured Notes”) and the Company’s senior unsecured notes (the “Unsecured Notes” and, together with the Secured Notes, the “Notes”) identified by Parent to the Company in writing prior to, on, or after the date hereof on terms that are acceptable to Parent. Parent shall not be permitted to commence any applicable Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, letter of transmittal or other related documents in connection with the Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Parent or Sub commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on the related Debt Offer Documents. Parent will reasonably consult with the Company regarding the timing and commencement of any Debt Offer and any relevant tender or consent deadlines. The closing (or, in the case of consent solicitations, operativeness) of the Debt Offers shall be expressly conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause the Debt Offers to close on the Closing Date; provided, that the consummation of a Debt Offer with respect to any series of Notes shall not be a condition to Closing. The Debt Offers shall be conducted in compliance with any applicable provisions of the applicable Indenture and with applicable Law, including SEC rules and regulations, and the Company shall not be required to cooperate with respect to any Debt Offer that is not in compliance with the applicable Indenture and applicable Laws. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds for the full payment at the Effective Time of all Notes properly tendered and not withdrawn and any related consent payments to the extent required pursuant to the terms of any applicable Debt Offer. The Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by clause (d) below, to provide all cooperation reasonably requested by Parent in connection with any Debt Offer. To the extent that the provisions of any applicable Law conflict with this Section 5.08, Parent and the Company shall comply with the applicable Law and shall not be deemed to have breached their obligations under this Agreement by such compliance.

(b) Subject to the receipt of any requisite consents, the Company shall execute a supplemental indenture to each of (i) that certain Indenture, dated as of July 1, 2014, among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A, as trustee (as in effect on the date hereof, the “Unsecured Indenture”), and (ii) that certain Indenture dated as of June 17, 2016, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (as in effect on the date hereof (the “Secured Indenture”) and together with the Unsecured Indenture, the “Indentures”) governing each series of Notes identified by Parent to the Company in writing prior to, on, or after the date hereof in accordance with the applicable Indenture, amending the terms and provisions of each such Indenture as described in the Debt Offer Documents as reasonably requested by Parent, which supplemental indenture shall become operative no earlier than the Effective Time, and shall use reasonable best efforts to cause the trustee under each such Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing as determined by Parent; provided, however, that in no event shall the Company or any Company Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would become operative prior to the Effective Time. The Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the execution of the supplemental indentures. If requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 5.08 to the extent such legal opinion is required to be delivered prior to the Closing Date. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion as to compliance of a Debt Offer with an applicable Law or, if applicable, the provisions of the applicable Indenture, if in the reasonable opinion of the Company’s legal counsel, the Debt Offer does not comply with such applicable Law or the provisions of the applicable Indenture, as the case may be, or to give an opinion with respect to financing by the Parent.

(c) If requested by Parent in writing, in lieu of or in addition to Parent commencing or closing a Debt Offer for any series of Notes, the Company shall use its reasonable best efforts, to the extent permitted by such series of Notes and the applicable Indenture, to (A) issue a notice of redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the applicable Indenture, which notice of redemption shall either be issued substantially simultaneously with the Effective Time or be expressly conditioned on the occurrence of the Closing and (B) take any other actions prior to, at or after the Effective Time reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of such series of Notes pursuant to the redemption and the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto and the satisfaction and release of any Liens on the assets of the Company or the Company Subsidiaries arising in connection with such redemption and satisfaction and discharge; provided, that prior to the Company being required under clause (A) above to issue any notice of redemption to be issued substantially simultaneously with the Effective Time, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Indenture sufficient funds to effect such redemption and satisfaction and discharge. If a conditional notice of redemption is given, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption are satisfied, the Company has all funds necessary in connection with any such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes. The Company shall, and shall cause the Company Subsidiaries and the Company Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by clause (d) below, to provide all cooperation reasonably requested by Parent in connection with the Discharge of any series of Notes identified to the Company by Parent in writing at any time.

(d) Parent shall promptly, upon request by the Company, reimburse the Company for (A) all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees and expenses) incurred by the Company, any of the Company Subsidiaries or the Company Representatives in connection with the Debt Offers or Discharge in respect of any series of Notes and (B) any out-of-pocket costs incurred by the Company, any of the Company Subsidiaries or the Company Representatives to the trustee or its counsel pursuant to the applicable Indenture in connection with the Debt Offers or Discharge in respect of any series of Notes. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action taken by them in connection with this Section 5.08 except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Section 5.08 by the Company, any of the Company Subsidiaries or the Company Representatives.

(e) Notwithstanding anything to the contrary in this Agreement, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any Company Subsidiary to (i) utilize all or any portion of the amount available under Section 4.07(a)(3) of either Indenture (other than amounts thereunder not to exceed $5,000,000), (ii) utilize any of the following baskets (excepting amounts outstanding pursuant to such baskets as of the date hereof): (a) Section 4.07(b)(11), 4.09(b)(1) (other than borrowings under any revolving credit facility of the Company in existence as of the date hereof and permitted under Section 5.01(h) of this Agreement), 4.09(b)(12)(b) (other than amounts thereunder not to exceed $5,000,000) and clause (18) of “Permitted Liens” (other than “Liens” securing obligations not to exceed $5,000,000), in each case of each Indenture, or (iii) reclassify any Liens, Indebtedness or Investment (in each case, as defined in the Indentures), or any portion thereof, incurred under any provision or clause of either Indenture on the date hereof to Section 4.07(a)(3), Section 4.07(b)(11), Section 4.09(b)(1), Section 4.09(b)(12)(b), clause (18) of Permitted Liens (as defined in the Indentures) or, in the case of the Secured Indenture, as a ratio Lien permitted pursuant to clause (35) of Permitted Liens, or, in the case of the Unsecured Indenture, as a ratio Lien permitted pursuant to Section 4.12(2)(B) thereof.

Section 5.09 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be a joint press release, the contents of which have received prior approval from both such parties, and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation; provided, that the restrictions set forth in this Section 5.09 shall not apply to any press release, public statement or other announcement issued or made, or proposed to be issued or made, (a) in connection with a Competing Proposal or Change of Company Recommendation, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or (c) that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 5.09, including investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each case under this clause (c) to the extent such disclosure is still accurate. Nothing in this Section 5.09 shall limit the ability of the Company to make any internal announcements to its employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Entity made pursuant to Section 5.06 shall be governed by Section 5.06 and not this Section 5.09.

Section 5.10 Directors & Officers Indemnification and Insurance.

(a) Indemnification. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director or officer of the Company or any of the Company Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the

Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director or officer of the Company or any of the Company Subsidiaries (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.10. In the event of any such Indemnified Liability (whether or not asserted before the Effective Time), the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

(b) Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided, however, that in no event shall Parent, the Company or the Surviving Corporation be required to expend for such policy an amount in excess of six (6) times the Maximum Premium. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six (6) year period thereunder are being adjudicated) the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Parent, the Company or the Surviving Corporation be required to expend an annual aggregate premium for such insurance in excess of 250% times the annual aggregate premium currently paid by the Company for such insurance (the “Maximum Premium”).

(c) Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, Parent shall, and shall cause the Surviving Corporation to, require such successors, assigns or transferees of the Surviving Corporation or Parent to assume the obligations set forth in this Section 5.10.

(d) Continuation. For not less than six (6) years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to ensure that the certificate of incorporation and by-laws of the Surviving Corporation and the certificate of incorporation and by-laws (or other similar documents) of each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter, the Company By-laws or the equivalent organizational documents of any Company Subsidiary, as applicable. The contractual indemnification rights, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company or any Company Subsidiary shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms following the Effective Time.

(e) Benefit. The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, each Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f) Non-Exclusivity. The provisions of this Section 5.10 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.10, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11 Takeover Statutes. The parties shall use all reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Transactions and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the Transactions, to take all action necessary so that such Transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transaction.

Section 5.12 Employee Benefit Matters.

(a) From and after the Effective Time through the period ending on December 31, 2017, Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide (i) base salary and wages to each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”) at a rate that is no less favorable than the rate of base salary or wages provided to such Company Employee immediately prior to the Effective Time, (ii) an annual bonus opportunity or commission opportunity, as applicable, to each Company Employee that is not less favorable than the annual bonus opportunity or commission opportunity, as applicable, provided to such

Company Employee immediately prior to the Effective Time, (iii) severance benefits to each Company Employee that are no less favorable than the severance benefits provided under the severance policy or agreement in effect for the benefit of such Company Employee immediately prior to the Effective Time and listed in Section 3.12 of the Company Disclosure Letter, and (iv) other compensation and benefits (including paid-time off, but excluding long-term incentive compensation opportunities and deferred compensation benefits) to each Company Employee that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company Employee under a Company Benefit Plan set forth in Section 3.12(a) of the Company Disclosure Letter immediately prior to the Effective Time.

(b) Without limiting the generality of Section 5.12(a), from and after the Effective Time, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue all of the Company’s and the Company Subsidiaries’ employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any Company Subsidiary and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event) For the avoidance of doubt, nothing in this Section 5.12(b) shall prevent or prohibit the Surviving Corporation from amending or terminating any of the foregoing in accordance with the terms thereof.

(c) For all purposes (including for purposes of determining eligibility to participate, level of benefits, vesting, and benefit accruals) under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e) Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an amendment of any Company Benefit Plan, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.12 or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee.

Section 5.13 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense; provided, that whether or not the Merger is consummated, any filing fees required in connection with the FCC Approvals or the State PSC Approvals shall be shared equally by Parent and the Company.

Section 5.14 Rule 16b-3 Matters. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Defense of Litigation. The Company shall control, and to the extent reasonably practicable, the Company shall consult with Parent and keep Parent reasonably informed with respect to any material developments regarding, the defense of any Proceeding brought by stockholders of the Company against the Company or its directors or officers arising out of or relating to the Transactions after the date hereof (“Transaction Litigation”); provided, however, notwithstanding anything herein to the contrary, that the Company shall not settle any such Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation. The Company shall promptly notify Parent in writing of any Transaction Litigation that is brought or, to the Company’s knowledge, threatened, and shall keep Parent reasonably informed on a current basis with respect to the status and terms thereof.

Section 5.16 Deregistration; Delisting. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law to cause (a) the delisting of the Shares from the NASDAQ as promptly as practicable after the Effective Time; and (b) the deregistration of the Shares pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 5.17 Notification. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will give prompt notice to Parent of any failure or reasonably anticipated failure by the Company to comply with or satisfy in any respect any representation, warranty, covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Sub to consummate the Merger set forth in Article VI to fail to be satisfied at the Closing (provided, however, that the Company’s unintentional failure to give any notice under this Section 5.17 shall not be deemed a breach for purposes of the condition set forth in Section 6.02(b)). No such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Sub to consummate the Merger or the remedies available to the parties under this Agreement. Parent shall, and shall cause each of its Subsidiaries to, and shall use reasonable best efforts to cause its and their representatives to, hold all information provided or furnished pursuant to this Section 5.17 confidential in accordance with the terms of the Confidentiality Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Antitrust Approval. The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated and the approvals or clearances under applicable Antitrust Law by the Governmental Entities set forth on Schedule 6.01(b) shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired.

(c) Regulatory Approval. The approval of the FCC required in connection with the Transactions shall have been received.

(d) No Injunction. No Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law that is in effect and renders the consummation of the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger.

Section 6.02 Conditions to the Obligations of Parent and Sub.

(a) Representations and Warranties. (i) The representations and warranties of the Company in Section 3.02(a) and Section 3.02(b) shall be true and correct in all respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all respects on and as of such other date), other than failures to be true and correct which, individually or in the aggregate, are a de minimis inaccuracy. (ii) The representations and warranties of the Company in Section 3.01(a) and Section 3.01(b); Section 3.03; Section 3.21 and Section 3.23 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on the Closing

Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all material respects on and as of such other date). (iii) The representations and warranties of the Company in Section 3.09(b) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date. (iv) The representations and warranties of the Company in this Agreement (other than those in Section 3.01(a), Section 3.01(b), Section 3.02(a), Section 3.02(b), Section 3.03, Section 3.09(b), Section 3.21 and Section 3.23), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date), other than such failures to be true and correct that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect set forth in the foregoing clauses (i) to (iv).

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the obligations required by this Agreement to be performed or complied with by it at or before the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d) Approvals. The approvals or clearances set forth on Schedule 6.02(d) shall have been obtained pursuant to orders from the applicable Governmental Entities that are in full force and effect.

Section 6.03 Conditions to the Obligations of the Company.

(a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects on the date hereof and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all material respects on and as of such other date). The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed or complied in all material respects with the obligations required by this Agreement to be performed or complied with by them at or before the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.04 Frustration of Closing Conditions. Neither the Company nor Parent or Sub may rely, either as a basis for not consummating the Merger or the other Transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement or such party’s failure to comply with its obligations hereunder contributes in any material respect to the failure of such condition to be satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated, in the case of clauses (a) through (c) and clauses (e) and (g) below, at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or, in the case of clauses (d) and (f) below, at any time prior to receipt of the Company Stockholder Approval, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before November 9, 2017 (the “Outside Date”); provided, however, that (w) if all of the conditions to Closing, other than the conditions set forth in Section 6.01(c) or Section 6.02(d), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either Parent or the Company from time to time by written notice to the other party to the date that is thirty (30) days after the Outside Date (the “First Extended Outside Date”), which date shall thereafter be deemed to be the Outside Date, (x) if all of the conditions to Closing, other than the conditions set forth in Section 6.01(c) or Section 6.02(d), shall have been satisfied or shall be capable of being satisfied at the First Extended Outside Date, the Outside Date may be extended by either Parent or the Company from time to time by written notice to the other party to a date that is thirty (30) days after the First Extended Outside Date (the “Second Extended Outside Date”), which date shall thereafter be deemed to be the Outside Date, and (y) if all of the conditions to Closing, other than the conditions set forth in Section 6.01(c) or Section 6.02(d), shall have been satisfied or shall be capable of being satisfied at the Second Extended Outside Date, the Outside Date may be extended by either Parent or the Company from time to time by written notice to the other party to a date that is thirty (30) days after the Second Extended Outside Date, which date shall thereafter be deemed to be the Outside Date and (z) in the event the Marketing Period has commenced but has not completed as of the then applicable Outside Date, such Outside Date may be extended (or further extended) by Parent in its sole discretion by providing written notice thereof to the Company at least one (1) Business Day prior to such Outside Date until four (4) Business Days after the then-scheduled expiration date of the Marketing Period; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of the Merger to be consummated by the Outside Date was primarily caused by (A) such party’s material breach of any provision of this Agreement or (B) such party’s failure to comply in any material respect with its obligations hereunder;

(ii) if any Governmental Entity issues any decision, order, directive, writ, injunction, judgment or decree permanently enjoining or otherwise permanently prohibiting the Merger and such decision, order, directive, writ, injunction, judgment or decree shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party that has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such decision, order, directive, writ, injunction, judgment or decree; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party if such decision, order, directive, writ, injunction, judgment or decree was primarily caused by (A) such party’s material breach of any provision of this Agreement or (B) such party’s failure to comply in any material respect with its obligations hereunder; or

(iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval at the Company Stockholder Meeting (including any postponement or adjournment thereof), the Company Stockholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform or comply with its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach (provided that Parent is not then in breach of any representation, warranty or covenant contained in this Agreement that would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b));

(d) by Parent, if the Company Board or any committee thereof makes a Change of Company Recommendation;

(e) by the Company, if Parent breaches or fails to perform or comply with its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent of such breach (provided that the Company is not then in breach of any representation, warranty or covenant in this Agreement that would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b));

(f) by the Company, if (A) the Company has complied with its representations, warranties or covenants contained in Section 5.03 and Section 5.04(c) (other than any failure to comply that is de minimis), (B) the Company Board authorizes the Company to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.03, (C) substantially concurrently with the termination of this Agreement, the Company enters into an Acquisition Agreement providing for such Superior Proposal and (D) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the Company Termination Fee;

(g) by the Company, if (i) all of the conditions in Section 6.01 and Section 6.02 (other than those conditions that by their nature are to be satisfied at the Closing and that would be satisfied if there were a Closing) have been satisfied or waived, (ii) the Company has notified Parent in writing at least three (3) Business Days prior to such termination that the Company is irrevocably ready, willing and able to consummate the Closing, and (iii) Parent and Sub have failed to consummate the Closing within three (3) Business Days after the date by which the Closing is required to have occurred pursuant to Section 1.02.

Section 7.02 Effect of Termination.

(a) Notwithstanding anything to the contrary in this Agreement, in the event of the valid termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or any Related Party, except, (i) as provided in Section 5.07(i), Section 5.08(d), Section 5.13, this Section 7.02 and Article VIII, each of which shall survive the termination of this Agreement, in each case, in accordance with their respective terms and conditions and (ii) the Guarantee and the Confidentiality Agreement shall each survive the termination of this Agreement, in each case, in accordance with its respective terms; provided, that, subject in all respects to this Section 7.02, Section 8.10 and Section 8.11, nothing in this Agreement will relieve (x) any party from any liability for damages resulting from such party’s fraud prior to the valid termination of this Agreement or (y) the Company from any liability for damages resulting from the Company’s willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the valid termination of this Agreement; provided, however, that in no event will the Parent Related Parties have any liability for monetary damages (including damages for fraud, monetary damages in lieu of specific performance or otherwise) in the aggregate in excess of the Parent Termination Fee and subject in all respects to the limitations set forth in Section 7.02(i); provided, further, that the parties acknowledge and agree that the immediately preceding proviso shall not apply to claims, if any, against any person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement.

(b) The Company shall pay to Parent (or its designee) the Company Termination Fee if: (i) the Company validly terminates this Agreement pursuant to Section 7.01(f), (ii) Parent validly terminates this Agreement pursuant to Section 7.01(d), (iii) either party validly terminates this Agreement at such time as Parent could have terminated this Agreement pursuant to Section 7.01(d) or (iv) (A) any person makes a Competing Proposal (substituting “50%” for each reference in the definition of “Competing Proposal” to “20%”) (a “Qualifying Transaction”) that was publicly disclosed or otherwise made publicly known to the Company’s stockholders before the Company Stockholder Meeting and not publicly withdrawn at least one (1) Business Day prior to the date of the Company Stockholder Meeting, and thereafter this Agreement is validly terminated pursuant to Section 7.01(b)(i) (if the Company Stockholder Approval has not theretofore been obtained), Section 7.01(b)(iii) or Section 7.01(c) (with respect to a termination because the Company has breached or failed to perform or comply with its covenants contained in this Agreement) and (B) within twelve (12) months of such termination the Company enters into a definitive agreement to consummate a Qualifying Transaction, and a Qualifying Transaction is subsequently consummated (which need not be the same Qualifying Transaction that was made, disclosed or publicly known prior to the termination hereof). Any fee due under this Section 7.02(b) shall be paid by wire transfer to the account specified in writing by Parent of same-day funds on the date of termination pursuant to clause (i) above; within two (2) Business Days after termination pursuant to clause (ii) or (iii) above; or within two (2) Business Days after consummation of such transaction in the case of termination pursuant to clause (iv) above.

(c) Parent shall pay to the Company the Parent Termination Fee if the Company validly terminates this Agreement pursuant to Section 7.01(g). Any fee due under this Section 7.02(c) shall be paid by wire transfer to the account specified in writing by the Company of same-day funds within two (2) Business Days after such termination.

(d) If the Company fails to promptly pay any amount due pursuant to Section 7.02(b) or Parent fails to promptly pay any amounts due pursuant to Section 7.02(c), then the non-paying party will pay or cause to be paid to the other party (or its designee) the amount due, together with interest accruing daily on such amount at an annual rate equal to 8.0% from the date on which such payment was owed.

(e) Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement. The Parties acknowledge and hereby agree that each of the Parent Termination Fee and the Company Termination Fee, as applicable, if, as and when required pursuant to this Section 7.02, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be required to pay to Parent (or its designee) more than one Company Termination Fee pursuant to Section 7.02(b). In no event shall Parent be required to pay to the Company more than one Parent Termination Fee pursuant to Section 7.02(c).

(f) Notwithstanding anything to the contrary in this Agreement or any Transaction Document or any other agreement referenced herein or therein or otherwise, but subject in all respects to this Section 7.02, Section 8.10 and Section 8.11 (including, in each case, the limitations set forth therein), if Parent or Sub fails to effect the Closing when required by Section 1.02 for any or no reason or otherwise breaches this Agreement or any Transaction Document (whether such breach is intentional, unintentional, willful or otherwise) or fails to perform hereunder or thereunder or fails to perform any obligation under Law (in each case, whether such failure is intentional, unintentional, willful or otherwise), then the Company’s right to (A) a decree or order of specific performance or any injunction or injunctions or other equitable relief if and to the extent permitted by Section 8.10, (B) terminate the Agreement pursuant to Section 7.01 and seek monetary damages solely on the basis of fraud by Parent and (C) terminate the Agreement pursuant to Section 7.01(g) and if, as and when required pursuant to Section 7.02(c), receive payment of the Parent Termination Fee, shall, together with, if applicable, the rights of the Company to expense reimbursement or indemnification under Section 5.07(i), Section 5.08(d) and Section 5.13 and the rights of the Company under Section 7.02(d), be the sole and exclusive remedies (whether at Law, in equity, in Contract, in tort or otherwise) of the Company Related Parties, Company Representatives and any other person against the Parent Related Parties for any breach, liability, cost, expense, obligation, loss or damage suffered as a result thereof or in connection therewith or related thereto. Notwithstanding anything to the contrary, under no circumstances can the Company receive both (i) an award of monetary damages, on the one hand, and (ii) the Parent Termination Fee, on the other hand.

(g) Except (A) as provided in Section 7.02(f) or (B) claims, if any, against any person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement, no Parent Related Party will have any liability or obligation to the Company Related Parties, the Company Representatives or any other person, including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages, relating to or arising out of this Agreement or any other Transaction Document or any documents or certificates referenced herein or therein or the transactions contemplated hereby or thereby or any breach of any representation, warranty or covenant contained herein or therein, or the failure of such transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise. The Company acknowledges and agrees that none of the Financing Sources nor any of their former, current and future equity holders, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders or assignees shall have any liability or obligation to the Company Related Parties, the Company Representatives or any other person arising out of their breach or failure to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Financing Commitments. Without limiting the foregoing, upon payment of the Parent Termination Fee, if, as and when required pursuant to Section 7.02(c) and the amounts, if any, as and when due, pursuant to Section 5.07(i), Section 5.08(d), Section 5.13 and Section 7.02(d), no Parent Related Party shall have any further liability or obligation to the Company Related Parties, the Company Representatives or any other person, including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages, relating to or arising out of this Agreement or any other Transaction Document or any documents referenced herein or therein or the transactions contemplated hereby or thereby or in respect of any representation, warranty or covenant contained herein or therein, or the failure of such transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise.

(h) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document or any other agreement referenced herein or therein or otherwise, subject to Section 8.10, the maximum aggregate liability of the Parent Related Parties under the Transaction Documents or otherwise collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance), or in connection with the failure of the transactions contemplated hereby or thereby (including the Financing) to be consummated, or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the Parent Termination Fee and any other payment in connection with any Transaction Document or otherwise, shall not exceed under any circumstances an amount equal to the sum of (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 7.02(c), plus (ii) the amounts, if any, due and owing to the Company pursuant to Section 5.07(i), Section 5.08(d), Section 5.13 and Section 7.02(d); provided, that (A) in no event shall the aggregate amount of Parent’s obligations described in clause (i) of this Section 7.02(h) together with the aggregate amount of Parent’s obligations described in clause (x) of the first proviso in Section 7.02(a) exceed the amount of the Parent Termination Fee and (B) in no event shall the aggregate amount of Parent’s obligations described in clause (ii) of this Section 7.02(h) exceed $1,000,000, and in no event shall the Company Related Parties and the Company Representatives seek, directly or indirectly, to recover against the Parent Related Parties, or compel payment by the Parent Related Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Parent Termination Fee or any of the foregoing limitations (as applicable); provided, further, that the parties acknowledge and agree that the foregoing shall not apply to claims, if any, against any person that is party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement.

Section 7.03 Amendment. Subject to Section 5.10(e), this Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (b) no amendment shall be made to this Agreement after the Effective Time. Except as required by Law, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended, except by an instrument in writing signed by each of the parties.

Section 7.04 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in this Agreement or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained in this Agreement; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no waiver that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) no waiver shall be made under this Agreement after the Effective Time. Except as required by Law, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Guarantee) shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained in this Agreement shall survive the Effective Time.

Section 8.02 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered if delivered in person or when sent if sent by facsimile transmission or email (provided that telephonic confirmation of facsimile or e-mail transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Sub:

Mount Olympus Holdings, Inc.

c/o Apollo Management VIII, L.P.

9 West 57th Street

Facsimile: (646) 607-0546

Attention: Matthew Nord

Robert Kalsow-Ramos

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone: (212) 403-1000

Fax: (212) 403-2000

Attention: Andrew J. Nussbaum and Karessa L. Cain

Email: AJNussbaum@wlrk.com and KLCain@wlrk.com

If to the Company:

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Attn: David C. Mussman

Fax: (402) 963-1211

Email: DCMussman@West.com

with copies to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Fax: (312) 853-7036

Attention: Paul L. Choi

Email: pchoi@sidley.com

Section 8.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.04 Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter, Parent Disclosure Letter and the other documents delivered pursuant hereto), the Guarantee, the Equity Commitment Letter, the Voting Agreements and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement; provided, however, that in the event of any inconsistency between the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

Section 8.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) to any of their respective affiliates; or (b) to any Debt Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing. Any assignment or transfer in violation of the preceding sentence shall be void. No assignment by any party hereto will relieve such party of any of its obligations hereunder.

Section 8.06 Parties in Interest. Except for (a) Article II, which, after the Closing, shall be for the benefit of any person entitled to payment thereunder, (b) Section 5.10, which, after the Closing, shall be for the benefit of each Indemnified Party, such Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, and (c) the right of the holders of Shares to pursue claims for damages (including damages based on the loss of the economic benefits of the Merger, including the loss of the premium offered to such stockholders) and other relief, including equitable relief, for a breach by Parent or Sub of its obligations under this Agreement, each of whom shall be an express third-party beneficiary of this Agreement, Parent, Sub and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; provided, that (i) the persons named in clauses (a) and (b) of this sentence shall be entitled to enforce their rights under this Agreement and (ii) the rights granted pursuant to clause (c) of this sentence shall be enforceable on behalf of the holders of Shares only by the Company, in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company. The parties further agree that the rights of third-party beneficiaries under clauses (a) and (b) of the preceding sentence shall not arise, unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties may be subject to waiver by the parties in accordance with

Section 7.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, Section 7.02, Section 8.08, Section 8.11 and this Section 8.06 will inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that the foregoing provisions may not be amended in a manner adverse to the Debt Financing Sources in any material respect without their prior written consent).

Section 8.07 Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. In this Agreement, references to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the Financing is the responsibility of Parent and Sub and not the Company or any Company Subsidiary and that (i) the Company makes no representations or warranties relating to the Financing (including whether the Company has authorized the Financing or whether any of the transactions contemplated by the Financing conflict with or violate any obligation of the Company or any Company Subsidiary or Contract to which the Company or any Company Subsidiary is a party), (ii) except for Section 5.07(f) and (g) and Sections 5.08(a), (b) and (c), none of the covenants of the Company in this Agreement require the Company to take any action relating to the Financing and (iii) for purposes of the representations and warranties and covenants and obligations of the Company hereunder, the Transactions shall not include the Financing.

Section 8.08 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

(b) Each of the parties irrevocably agrees that any legal Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Transactions. Each of the parties agrees not to commence any Proceeding relating thereto, except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(c) Notwithstanding anything in this Agreement to the contrary, each of the parties acknowledges and irrevocably agrees (i) that any legal Proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Transactions, the Debt Financing, the Debt Commitment Letter, or the performance of services thereunder or related will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Commitment Letter will be effective service of process against them for any such legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal Proceeding in any such court; and (v) that any such legal Proceeding will be governed and construed in accordance with the Laws of the State of New York.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS (INCLUDING ANY SUCH LITIGATION RELATING TO THE DEBT FINANCING OR INVOLVING THE DEBT FINANCING SOURCES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.08(d).

Section 8.09 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that, subject to this Section 8.10, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Except as otherwise provided in this Agreement, and for the avoidance of doubt, subject in all respects to this Section 8.10, Section 7.02 and Section 8.11 (and, in each case, the limitations set forth herein or therein), any and all remedies expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything else to the contrary in any Transaction Document or otherwise, for the avoidance of doubt, while the Company may, subject in all respects to Section 7.02, this Section 8.10 and Section 8.11, concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 8.10 and (ii) payment of monetary damages pursuant to clause (x) of the first proviso in Section 7.02(a) or the Parent Termination Fee, if, as and when required pursuant to Section 7.02(c), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (1) both (A) a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Financing Commitment) or other equitable relief and (B) payment of any monetary damages whatsoever and/or the payment of the Parent Termination

Fee, or (2) both (A) payment of any monetary damages whatsoever and (B) payment of the Parent Termination Fee. Each of the parties agrees that no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10.

(c) Specific Performance in Respect of Financing. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document or otherwise to the contrary, it is acknowledged and agreed that Parent has an obligation hereunder to cause the Equity Financing to be funded, including by exercising its rights under the Equity Commitment Letter, and such obligation of Parent will be subject to the requirements set forth in clauses (A) and (B) below, and the right of the Company to specific performance in connection with enforcing (x) such obligation of Parent (whether under this Agreement or the Equity Commitment Letter) and (y) the obligation of Parent to consummate the Merger, will be subject to the requirements that (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing); (B) the Debt Financing has been funded or will be funded in full at the Closing if the Equity Financing is funded at the Closing; (C) Parent and Sub fail to consummate the Merger on the date required pursuant to Section 1.02; and (D) the Company has irrevocably confirmed in a written notice to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, then it would take such actions that are required of it by this Agreement to cause the Closing to occur (and the Company has not revoked, withdrawn, modified or conditioned such irrevocable confirmation), and Parent and Sub fail to complete the Closing within three (3) Business Days after delivery of the Company’s irrevocable written confirmation. In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger unless the Debt Financing has been funded in full or will be funded in full at the Closing if the Equity Financing is funded at the Closing.

Section 8.11 Non-Recourse.

(a) Each party agrees, on behalf of itself and its Related Parties, that all Proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement, any other Transaction Document or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), (B) the negotiation, execution or performance of this Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other Transaction Document or such other agreement), (C) any breach or violation of this Agreement, any other Transaction Document or any other agreement referenced herein or therein and (D) any failure of the transactions contemplated hereunder or under any Transaction Document or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document and, in accordance with, and subject to the terms and conditions of this Agreement and the applicable Transaction Document. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other document or certificate referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Related Parties, that no recourse under this Agreement, any other Transaction Document or any other document or certificate referenced herein or therein or in connection with any transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any other person, including any Parent Related Party and any Company Related Party, and no other person, including any Parent Related Party and any Company Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that (1) the Company, Parent or Sub, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 7.02, Section 8.10 and this Section 8.11): (i) against any person that is party to the Confidentiality Agreement under, and subject to the terms and conditions of, the Confidentiality Agreement, (ii) against each Guarantor under, and subject to the terms and conditions of, the Guarantee, (iii) against the Equity Financing Sources for specific performance of the obligation of the Equity Financing Sources to fund their committed portions of the Equity Financing under, and subject to the terms and conditions of, the Equity Financing Commitment, (iv) against the Company, Parent or Sub, as applicable, under, and subject to the terms and conditions of, this Agreement or any other Transaction Document to which such person is a party, or (v) against any parties to the Voting Agreements under, and subject to the terms and conditions of, the Voting Agreements, and (2) Parent and its affiliates may assert against the Financing Sources pursuant to the terms and conditions of the Financing Commitments.

(b) Notwithstanding anything to the contrary herein or otherwise, (i) no Company Related Party shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Transactions, the Debt Financing or any other transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that the foregoing shall not in any way limit or modify the rights and obligations of Parent and its affiliates to assert claims against the Debt Financing Sources pursuant to the terms and conditions of the Debt Commitment Letter and (ii) no Parent Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing.

* * * * * * * *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

MOUNT OLYMPUS HOLDINGS, INC.

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	Chief Executive Officer and President

OLYMPUS MERGER SUB, INC.

By:	/s/ Matthew H. Nord
Name:	Matthew H. Nord
Title:	Chief Executive Officer and President

WEST CORPORATION

By:	/s/ Thomas B. Barker
Name:	Thomas B. Barker
Title:	Chief Executive Officer and Chairman of the Board

Signature Page to Agreement and Plan of Merger

Annex I

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms no less favorable to the Company in all material respects than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.03 and such confidentiality agreement need not include a standstill or similar provision.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person; provided that in no event shall Parent, Sub or any of their Subsidiaries be considered an affiliate of any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, nor shall any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, be considered to be an affiliate of Parent, Sub or any of their Subsidiaries.

“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration, the aggregate Restricted Stock payments payable under Section 2.03(c), the aggregate Option Payments and the aggregate Stock Unit Payments.

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including, as applicable, the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption and any implementing legislation promulgated pursuant to such Conventions, the Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010.

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property owned by, or licensed exclusively to, the Company or any Company Subsidiary that is used by the Company and the Company Subsidiaries in conducting the business of the Company or any Company Subsidiary.

“Company IP Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), relating to Intellectual Property to which the Company or any Company Subsidiary is a party.

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“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or a Company Subsidiary leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” means any change, circumstance, event or effect (each an “Effect”) that, (A) individually or in the aggregate together with all other Effects, has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into or the announcement or pendency of this Agreement or the Transactions or the consummation of the Transactions, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Effective Time and (iii) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators; (b) the Company’s November 1, 2016 announcement regarding the commencement of a process to explore the Company’s range of financial and strategic alternatives, including, but not limited to, the sale or separation of one or more of its operating businesses, or a sale of the Company; (c) any Effect generally affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates) or any Effect generally affecting any business or industries in which the Company or any of the Company Subsidiaries operates; (d) the suspension of trading in securities generally on the NASDAQ; (e) any development or change after the date hereof in applicable Law or GAAP; (f) any action taken by the Company or any of the Company Subsidiaries that is expressly required by this Agreement or taken with Parent’s prior written consent or at Parent’s written request, or the failure by the Company or any of the Company Subsidiaries to take any action that is expressly prohibited by this Agreement (including under Section 5.01(a)) to the extent Parent fails to provide its consent to such action after receipt of a written request therefor and after the disclosure to Parent by the Company of all material and relevant facts and information known to the Company; (g) the commencement, occurrence, continuation or escalation of any armed hostilities or acts of war (whether or not declared) or terrorism; (h) the existence, occurrence or continuation of any weather-related or force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; or (i) any changes in the market price or trading volume of the Shares, any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries or any failure of the Company to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other metrics for any period ending on or after the date of this Agreement (it being understood that the exceptions in this clause (i) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (h)) from being taken into account in determining whether a Company Material Adverse Effect has occurred; provided, that this clause (i) shall not be construed as implying that the Company is

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making any representation or warranty with respect to any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other metrics for any period); provided, that with respect to clauses (c), (d), (e), (g) and (h), such Effects shall be taken into account to the extent they materially and disproportionately adversely affect the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating primarily in the same industries in which the Company and the Company Subsidiaries operate or (B) prevents or materially impairs or delays the Company and the Company Subsidiaries from performing in any material respect their respective obligations under this Agreement or consummating the Transactions.

“Company Recommendation” means the recommendation of the Company Board that the stockholders of the Company vote in favor of the Company Stockholder Approval.

“Company Related Parties” means, collectively, (A) the Company and (B) the former, current and future equity holders, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders and assignees of the Company.

“Company Representatives” means the directors, officers, advisors, affiliates, representatives, employees, consultants, advisors, investment bankers, accountants and counsel of the Company and the Company Subsidiaries.

“Company Stock Plans” means the West Corporation 2006 Executive Incentive Plan, the Amended and Restated 2013 Long-Term Incentive Plan, the West Corporation Nonqualified Deferred Compensation Plan, the West Corporation Stock Deferral Plan and the Company Stock Purchase Plan.

“Company Stock Purchase Plan” means the Company’s 2013 Employee Stock Purchase Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Termination Fee” means an amount in cash equal to $72,000,000.

“Competing Proposal” means, other than the Transactions, any proposal or offer from any person (other than Parent, Sub or any of their respective affiliates) relating to (a) the acquisition (whether by merger, consolidation, equity investment, joint venture, recapitalization, reorganization, exchange offer, self-tender, recapitalization, liquidation or otherwise) by any person of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries (measured by either book value or fair market value), taken as a whole, or to which more than twenty percent (20%) of the Company’s revenue on a consolidated basis is attributable or (b) the acquisition in any manner, directly or indirectly, by any person of beneficial ownership of more than twenty percent (20%) of the issued and outstanding Shares or any other equity interest in the Company or securities convertible into or exchangeable for such Shares or equity interests.

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“Compliant” means, with respect to the Required Financing Information, that (i) such Required Financing Information does not contain any untrue statement of a material fact regarding the Company and the Company Subsidiaries or omit to state any material fact regarding the Company and the Company Subsidiaries necessary in order to make such Required Financing Information not misleading under the circumstances, (ii) such Required Financing Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that are applicable to such Required Financing Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (iii) the financial statements and other financial information included in such Required Financing Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent accountants to issue customary comfort letters to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures).

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and Apollo Management VIII, L.P. dated November 30, 2016.

“Contract” means any agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, permit, evidence of Indebtedness, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license or other legal commitment (other than any purchase or sale order) to which a person is a party or to which the properties or assets of such person are subject, in each case whether written or oral.

“Copyrights” means United States and non-United States copyrights and mask works (as defined in 17 U.S.C. §901) and registrations and pending applications to register the same.

“Credit Agreements” means (i) the Amended and Restated Credit Agreement, dated as of October 5, 2010, among the Company, as borrower, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time and (ii) the Receivables Purchase Agreement, dated as of August 28, 2009, among West Receivables LLC, as seller, the Company, as servicer, the purchasers party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended restated, supplement or otherwise modified from time to time.

“Debt Financing Sources” means the Lenders and the other persons that have committed to provide the debt financing contemplated by, or have otherwise entered into agreements in connection with, the Debt Commitment Letter, and any joinder agreements, indentures or credit agreements permitted under this Agreement and entered into pursuant thereto or relating thereto, together with their affiliates, current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners involved in the Debt Financing and their successors and assigns.

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“Environmental Laws” means all Laws that (a) regulate or relate to the protection or clean-up of the environment, occupational safety and health in respect of exposure to Hazardous Substances or the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief) or standards of care with respect to any of the foregoing.

“Environmental Permits” means any permit, registration, identification number, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” means Shares to be cancelled in accordance with Section 2.01(a)(ii) and Dissenting Shares.

“FCC” means the Federal Communications Commission.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), other than indebtedness for borrowed money between the Company and any of the wholly-owned Company Subsidiaries or between the wholly-owned Company Subsidiaries; (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments; (c) obligations of the Company or any of the Company Subsidiaries under capitalized leases; (d) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements (other than foreign exchange hedges entered into with respect to

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nonmonetary assets or liabilities reflected on the consolidated balance sheet of the Company and the Company Subsidiaries); and (e) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries.

“Intellectual Property” means all intellectual property and proprietary rights, including all (a) Patents, (b) Trademarks and Internet domain names, (c) Copyrights, (d) computer software programs in both source code, or object code, including any and all software implementations of algorithms, models and methodologies, and documentation, related to any of the foregoing, (e) mask works and industrial designs, and all applications and registrations in connection therewith, and (f) Trade Secrets

“Insurance Policies” means all material insurance policies and arrangements held, as of the date of this Agreement, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary.

“Intervening Event” means any material event, change, effect, development, state of facts, condition or occurrence that occurs or arises after the date of this Agreement that (a) was not known, or reasonably foreseeable (or the material consequences were not known or reasonably foreseeable) to or by the Company Board as of or prior to the date of this Agreement and did not result from a breach of this Agreement by the Company, any Company Subsidiary or any Company Representative, and (b) does not involve or relate to the receipt, existence or terms of a Competing Proposal.

“knowledge” or “known” means, (a) with respect to the Company, the actual knowledge of the individuals listed in Section 1.01 of the Company Disclosure Letter (following reasonable inquiry consistent with their position and duties), and (b) with respect to Parent, the actual knowledge of the individuals listed in Section 1.01 of the Parent Disclosure Letter (following reasonable inquiry).

“Law” means any federal, state, local or foreign law (including common law), statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, ruling, stock exchange listing requirement or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Marketing Period” means the first period of 17 consecutive days after the date of this Agreement and throughout which and at the end of which (i) Parent has the Required Financing Information and the Required Financing Information is Compliant; (ii) the conditions set forth in Sections 6.01 and 6.02 are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable

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Law, waiver of such conditions) and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.01 or 6.02 to fail to be satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions), assuming that such conditions were applicable at any time during such 17 consecutive day period; provided, that (A) May 29, 2017, July 3, 2017 and July 4, 2017 shall not be considered calendar days for purposes of such 17 consecutive day period and (B) if such 17 consecutive days shall not have elapsed on or prior to August 18, 2017, then such 17 consecutive day period shall commence no earlier than September 5, 2017. Notwithstanding the foregoing, (A) the Marketing Period will end on any earlier date on which the Debt Financing is obtained and (B) the Marketing Period will not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of the consecutive day period referenced herein (1) the Company’s independent accountant has withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period will not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the independent accountant or another “Big Four” or other nationally recognized independent public accounting firm or other public accounting firm reasonably acceptable to Parent, (2) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or any such restatement is under active consideration, in which case the Marketing Period will not be deemed to commence unless and until such restatement has been completed and the relevant Required Financing Information has been amended or the Company has announced that it has concluded that no restatement will be required in accordance with GAAP, (3) any Required Financing Information would not be Compliant at any time during such consecutive day period (it being understood and agreed that if any Required Financing Information provided at the commencement of the Marketing Period ceases to be Compliant during such consecutive day period, then the Marketing Period will be deemed not to have occurred) or otherwise does not include the “Required Financing Information” as defined or (4) the Company has failed to file any report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC by the date required under the Exchange Act, in which case (a) in the case of a failure to file a Form 10-K or Form 10-Q, the Marketing Period will not be deemed to commence unless and until such reports have been filed; and (b) in the case of a failure to file a Form 8-K, the Marketing Period will be tolled until such report has been filed; provided, that if the failure to file such report occurs during the final five Business Days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period will be no earlier than the fifth Business Day after such report has been filed.

“NASDAQ” means the NASDAQ Global Select Market.

“Parent Related Parties” means, collectively, (A) Parent, Sub, the Guarantors, (B) the former, current and future equity holders, controlling persons, directors, officers, employees, agents, attorneys, Financing Sources, affiliates (other than Parent, Sub or the Guarantors), members, managers, general or limited partners, stockholders and assignees of each of Parent, Sub and the Guarantors and (C) any portfolio company or investment fund affiliated with Apollo Global Management, LLC.

“Parent Termination Fee” means an amount in cash equal to $134,000,000.

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“Patents” means United States and non-United States patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs and invention disclosure forms.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business that are not material individually or in the aggregate, (c) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date of this Agreement as being secured as of the date of this Agreement, (d) easements that are disclosed in the real estate title insurance policies, commitments and reports or in the surveys for the Owned Real Properties made available to Parent prior to the date hereof (other than such matters that, individually or in the aggregate, materially adversely impair the current use of the subject real property), (e) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes and zoning regulations that do not materially impair the existing use of the subject real property and improvements, (f) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value or materially impair the existing use of the subject real property, (g) Liens that affect the underlying fee interest of any real property that are not material in amount or do not materially detract from the value or materially impair the existing use of the subject real property and (h) such other Liens that are not material in amount or do not materially detract from the value or materially impair the existing use of the property to which they relate.

“Personal Data” means any information relating to an identified or identifiable natural person, including an individual’s name, address, social security number, financial account information, email address or medical record or health information.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Privacy and Security Requirements” means all applicable Laws related to data privacy and data security, including, as applicable, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act of 2009, and all implementing regulations thereof (“HIPAA”) and the privacy and security policies of the Company and the Company Subsidiaries.

“Proxy Statement” means a proxy or information statement relating to the approval of this Agreement by the Company’s stockholders.

“Related Party” means a Company Related Party or a Parent Related Party, as applicable.

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“Required Financing Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and the Company Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 under the Securities Act of the Company to consummate the offering(s) of high yield debt securities contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made (including all audited financial statements and all unaudited financial statements (which will have been reviewed by the Company’s independent accountants as provided in Statement on Auditing Standards 100)); and (ii) (A) such other financial and other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Sources) to the extent that such information is required in connection with the Debt Commitment Letter or of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act; or (B) as otherwise necessary to receive from the Company’s independent accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum), customary “comfort” (including “negative assurance” comfort and change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in clauses (i) and (ii), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements or pro forma financial information not required to be provided by the Company or the Company Subsidiaries pursuant to Section 5.07(f)(iii), (2) description of all or any portion of the Debt Financing, including any “description of notes”, (3) risk factors relating to all or any component of the Debt Financing or (4) other information required by Rule 3-10 or Rule 3-16 of Regulation S-X, any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent” when used with respect to any person, means that, as of any date of determination, (a) the fair value of the assets of such person and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such person and its subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such person and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such person and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities

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become absolute and matured, and (d) such person and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

“State PSCs” means state telecommunications regulatory agencies.

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Competing Proposal (with all percentages in the definition of Competing Proposal increased to seventy percent (70%)) made by any person on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering all legal, financial, tax, regulatory, timing and other aspects of the proposal and the person making such proposal (including any break-up fees, expense reimbursement provisions, the conditionality and the timing and likelihood of consummation of such proposal), that (a) if consummated, would result in a transaction that is more favorable, including from a financial point of view, to the Company and its stockholders than the Transactions and (b) is reasonably capable of being completed on the terms proposed.

“Tax” and “Taxes” means any federal, state, local or foreign income, gross receipts, windfall profit, gains, net worth, severance, property, production, sales, use, value added, license, excise, stamp, transfer, franchise, employment, payroll, withholding, social security, alternative or add-on minimum or any other similar tax, levy, tariff, impost, customs duty or similar charge, together with any and all interest, penalties or additions thereto, imposed directly or indirectly by any Governmental Entity.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Trademarks” means United States, state and non-United States trademarks, service marks, trade names, designs, logos, slogans, and pending registrations and applications to register the foregoing and all of the goodwill of the Company associated with the foregoing.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Guarantee, the Financing Commitments, the Voting Agreements and any other document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.

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Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Agreement	Section 5.03(c)
Agreement	Preamble
Antitrust Counsel Only Material	Section 5.06(c)
Antitrust Laws	Section 3.04(b)
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Shares	Section 2.01(a)(i)
Certificate	Section 2.01(a)(i)
Certificate of Merger	Section 1.03
Change of Company Recommendation	Section 5.03(c)
Closing	Section 1.02
Closing Date	Section 1.02
Communications Act	Section 3.04(b)
Company	Preamble
Company Affiliate Transaction	Section 3.28
Company Benefit Plan	Section 3.12(a)
Company Board	Recitals
Company By-laws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Financial Statements	Section 3.06(b)
Company Material Contract	Section 3.18(b)(xiii)
Company Options	Section 2.03(a)
Company Permits	Section 3.05(a)
Company Preferred Stock	Section 3.02(a)
Company Registered Intellectual Property	Section 3.17(a)
Company SEC Documents	Section 3.06(a)
Company Stockholder Approval	Section 3.22
Company Stockholder Meeting	Section 5.04(c)
D&O Insurance	Section 5.10(b)
Debt Commitment Letter	Section 4.07(a)
Debt Financing	Section 4.07(a)
Deferred Compensation Plan	Section 2.03(e)
Definitive Debt Financing Agreements	Section 5.07(a)
DGCL	Recitals
Dissenting Shares	Section 2.04
Dissenting Stockholder	Section 2.04
Effective Time	Section 1.03
Equity Commitment Letter	Section 4.07(a)
Equity Financing	Section 4.07(a)
Equity Financing Sources	Section 4.07(a)
ERISA	Section 3.12(a)
Exchange Fund	Section 2.02(a)
FCC Approvals	Section 3.04(b)

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Fee Letter	Section 4.07(a)
Final Payment Period	Section 2.03(d)
Financing	Section 4.07(a)
Financing Commitments	Section 4.07(a)
Financing Sources	Section 4.07(a)
Financing Uses	Section 4.07(b)
Guarantee	Recitals
Guarantors	Recitals
Indemnified Liabilities	Section 5.10(a)
Indemnified Parties	Section 5.10(a)
Indemnified Party	Section 5.10(a)
Indenture	Section 5.08(b)
IRS	Section 3.12(c)
Leased Real Property	Section 3.15
Lenders	Section 4.07(a)
Maximum Premium	Section 5.10(b)
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
Notice of Change of Recommendation	Section 5.03(d)(iii)
Notional Shares	Section 2.03(e)
Option Payments	Section 2.03(a)
Outside Date	Section 7.01(b)(i)
Owned Real Property	Section 3.15
Parent	Preamble
Parent Disclosure Letter	Article IV
Paying Agent	Section 2.02(a)
Permit	Section 3.05(a)
Proceeding	Section 3.11
Qualifying Transaction	Section 7.02(b)
Reportable Person	Section 4.12
Restricted Stock	Section 2.03(c)
Restricted Stock Award	Section 2.03(c)
Sarbanes-Oxley Act	Section 3.06(a)
Secured Indenture	Section 5.08(b)
Share	Section 2.01(a)(i)
Shares	Section 2.01(a)(i)
Significant Customers	Section 3.27
Significant Suppliers	Section 3.27
Specified Date	Section 3.02(a)
State PSC Approvals	Section 3.04(b)
Stock Unit Award	Section 2.03(b)
Stock Unit Payments	Section 2.03(b)
Stock Units	Section 2.03(b)
Sub	Preamble
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.21

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Transaction Litigation	Section 5.15
Transactions	Recitals
Union Contracts	Section 3.13(b)
Unsecured Indenture	Section 5.08(b)
Voting Agreements	Recitals

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